UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

CEPHEID

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

(408) 541-4191

March 20, 2009

To Our Shareholders:

I am pleased to invite you to attend the annual meeting of shareholders of Cepheid to be held at our principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Wednesday, April 29, 2009, at 1:00 p.m. Pacific time.

The agenda for this year’s meeting is described in detail in the following notice of annual meeting of shareholders and proxy statement.

The Board of Directors appreciates and encourages shareholder participation in Cepheid’s affairs and invites you to attend the meeting in person. It is important, however, that your shares be represented at the annual meeting in any event. For that reason we ask that you take a moment to complete, date, sign and return the accompanying proxy in the enclosed postage-paid envelope, whether or not you expect to attend the meeting. Returning the proxy does not deprive you of your right to attend the annual meeting and to vote your shares in person.

We thank you for your support and look forward to seeing you at the meeting.

Sincerely,

/s/ JOHN L. BISHOP
John L. Bishop
Chief Executive Officer

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 29, 2009:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://www.edocumentview.com/CPHD

CEPHEID

904 Caribbean Drive

Sunnyvale, California 94089

Notice of Annual Meeting of Shareholders

To Be Held On April 29, 2009

To Our Shareholders:

Notice is hereby given that the annual meeting of the shareholders of Cepheid, a California corporation, will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089, on Wednesday, April 29, 2009, at 1:00 p.m. Pacific time for the following purposes:

1. To elect three (3) Class I directors of Cepheid to serve on the Board of Directors for a three-year term. Cepheid’s Board of Directors intends to present the following nominees for election as Class I directors:

John L. Bishop

Thomas D. Brown

Dean O. Morton

2. To amend Cepheid’s 2000 Employee Stock Purchase Plan to increase the number of shares issuable thereunder by 1,500,000 shares.

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2009.

4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 4, 2009, as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting or any adjournment.

By Order of the Board of Directors

/s/ JOSEPH H. SMITH
Joseph H. Smith
Secretary

Sunnyvale, California

March 20, 2009

YOUR VOTE IS IMPORTANT

All shareholders are cordially invited to attend the meeting in person. Whether or not you plan to attend the meeting, you may submit your proxy and voting instructions via the Internet or by telephone, or, if you receive a paper proxy card and voting instructions by mail, you may vote your shares by completing, signing and dating the proxy card as promptly as possible and returning it in the enclosed envelope (to which no postage need be affixed if mailed in the United States). Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name. You may revoke a previously delivered proxy at any time prior to the meeting. You may do so automatically by voting in person at the meeting, or by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked.

CEPHEID

904 Caribbean Drive

Sunnyvale, CA 94089

Proxy Statement for Annual Meeting of Shareholders

To Be Held On April 29, 2009

Information Concerning Solicitation and Voting

General

The enclosed proxy is solicited on behalf of the Board of Directors of Cepheid for use at the annual meeting of shareholders to be held on April 29, 2009 at 1:00 p.m. Pacific time, or at any adjournment or postponement of the meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting. The annual meeting will be held at Cepheid’s executive offices, 904 Caribbean Drive, Sunnyvale, California 94089. Cepheid’s telephone number is (408) 541-4191.

These proxy solicitation materials, together with Cepheid’s 2008 Annual Report, are being mailed on or about March 20, 2009.

Record Date

Shareholders of record at the close of business on March 4, 2009, which we refer to as the record date, are entitled to notice of, and to vote at, the annual meeting. At the record date, approximately 57,903,048 shares of common stock were issued and outstanding.

Revocability of Proxies

You may revoke your proxy at any time before its use by delivering to Cepheid a written notice of revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. You may also revoke your proxy by attending the annual meeting and voting in person. Attending the annual meeting will not, by itself, revoke the proxy.

Voting and Solicitation

Shareholders are entitled to one vote for each share held as of the record date. As an alternative to voting in person at the annual meeting, shareholders whose shares are registered in their own names may vote via the Internet, by telephone or, for those shareholders who receive a paper proxy card in the mail, by mailing a completed proxy card. The Notice of Internet Availability of Proxy Materials provides instructions on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those shareholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those shareholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the annual meeting in the manner you direct.

Solicitation of proxies may be made by our directors, officers and other employees by personal interview, telephone, facsimile or other method. No additional compensation will be paid for these services, but we may reimburse directors, officers and employees for reasonable out-of-pocket expenses in connection with any solicitation. Costs of solicitation, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any other information furnished to the shareholders, will be borne by Cepheid. We may reimburse the reasonable charges and expenses of brokerage houses, custodians, nominees, fiduciaries or others for forwarding proxy materials to, and obtaining authority to execute proxies from, beneficial owners for whose account they hold shares of common stock.

Quorum, Abstentions and Broker Non-Votes

The required quorum for the transaction of business at the annual meeting is a majority of the shares of common stock issued and outstanding on the record date, present in person or by proxy at the annual meeting. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. A broker non-vote occurs when a bank, broker or other shareholder of record holding shares for a beneficial owner submits a proxy for the annual meeting but does not vote on a particular proposal because that holder does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

If a quorum is present, the three nominees for director receiving the highest number of affirmative votes of the shares present or represented and entitled to be voted for them shall be elected as directors. Therefore, abstentions and broker non-votes will have no effect on the election of directors in Proposal 1. The approval of Proposal 2 requires the affirmative vote of a majority of the shares present or represented at the Annual Meeting. Because broker non-votes and abstentions are not voted affirmatively or negatively, they will have no effect on the approval of Proposal 2. If you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Cepheid’s Board of Directors is divided into three classes — Class I, II and III directors. Each director is elected for a three-year term of office, with one class of directors being elected at each annual meeting of shareholders. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The size of the Board is presently set at nine members. At the annual meeting, shareholders will elect the nominees for Class I directors.

John L. Bishop, Thomas D. Brown, and Dean O. Morton have each been nominated by the members of the Board to stand for election as Class I directors.

Directors/Nominees

The information below sets forth the current members of the Board, including the nominees for Class I directors. Proxies may not be voted for more than three directors. Each person nominated for election has agreed to serve if elected and we have no reason to believe that any nominee will be unable to serve. There are no family relationships between any of the nominees, directors or any of our executive officers.

NAME OF DIRECTOR	AGE	CLASS	POSITION WITH CEPHEID	DIRECTOR SINCE
John L. Bishop	64	I	Chief Executive Officer and Director	2002

Thomas D. Brown (1)	60	I	Director	2006

Robert J. Easton (2)	64	III	Director	2002

Thomas L. Gutshall	71	II	Chairman of the Board	1996

Cristina H. Kepner (1) (3)	62	II	Director	1998

Dean O. Morton (2) (3)	76	I	Director	1997

Mitchell D. Mroz (1) (3)	64	III	Director	2004

David H. Persing, M.D., Ph.D.	53	II	Executive Vice President and Director	2004

Hollings C. Renton (2)	62	III	Director	2000

(1)	Current member of the Nominating and Governance Committee.
(2)	Current member of the Compensation Committee.
(3)	Current member of the Audit Committee.

John L. Bishop. Mr. Bishop joined us as Chief Executive Officer and as a director in April 2002. Mr. Bishop served as President and a director of Vysis, Inc., a genomic disease management company that was acquired by Abbott Laboratories, from 1993 to 2002 and as Chief Executive Officer from 1996 to 2002. From 1991 until 1993, Mr. Bishop was Chairman and Chief Executive Officer of MicroProbe Corporation, a biotechnology company, and, from 1987 until 1991, of Source Scientific Systems, a biomedical instrument manufacturing company. From 1984 to 1986, Mr. Bishop was President and Chief Operating Officer of Gen-Probe, Inc. From 1968 to 1984, Mr. Bishop held various management positions with American Hospital Supply Company and its affiliates, including a three-year assignment in Japan as an Executive Vice President and Chief Executive Officer of International Reagents Corp., a joint venture between American Hospital Supply Company and Green Cross Corporation. Mr. Bishop currently serves as a member of the Board of the Biotechnology Industry Organization (BIO) and the BIO Health Section Governing Board. Mr. Bishop is also a director of Conceptus, Inc.

Thomas D. Brown. Mr. Brown joined us as a director in February 2006. Mr. Brown joined Abbott Laboratories in 1974 as a sales representative in the company’s Diagnostics Division (ADD). From 1977 until his retirement in 2002, he held numerous sales, marketing and general management positions within ADD. From February 1998 until his retirement at Abbott Laboratories in July 2002, he held the position of Senior Vice President, President Diagnostic Division. In 1993 he was elected Corporate Vice President Worldwide Diagnostic Commercial Operations. In 1992 he was named Divisional Vice President, Commercial Operations. In 1987 he was named Divisional Vice President and General Manager, Western Hemisphere Commercial Operations. Mr. Brown serves on the Board of Directors for Quidel Corporation and Stericycle.

Robert J. Easton. Mr. Easton joined us as a director in 2002. Mr. Easton is founder and Chairman of Scisive Consulting LP, a strategic consulting firm specializing in evaluation and planning for pharmaceutical and medical device companies. From 2000 to 2007, he was co-founder and Chairman of Easton Associates, LLC, and before that, from 1996 to 2000, he was a Managing Director of IBM Healthcare Consulting. In addition to his consulting experience, Mr. Easton spent 12 years with Union Carbide and Union Carbide Europe in a variety of functional management roles. He currently serves as a director Apex Bioventures, which he co-founded.

Thomas L. Gutshall. Mr. Gutshall is a co-founder of Cepheid and has served as Chairman of the Board since August 1996. From August 1996 until April 2002, he also served as our Chief Executive Officer. From January 1995 to August 1996, he was President and Chief Operating Officer of CV Therapeutics. From 1989 to 1994, he was Executive Vice President at Syntex Corporation and a member of the Pharmaceutical Executive Committee. His responsibilities while at Syntex included managing Syva Company, Syntex Agribusiness, Pharmaceutical and Chemical Operations and Services, Syntex Pharmaceutical Intl. Ltd. and Environmental Health and Safety. Mr. Gutshall currently serves as a director of CV Therapeutics and Satoris Corporation and is a Board member of the Pacific Medical Research Foundation.

Cristina H. Kepner. Ms. Kepner joined us as a director in May 1998. She was with Invemed from 1978 to 2000, where she served in a variety of capacities. Prior to retiring from Invemed in December 2000, Ms. Kepner served as Executive Vice President and Corporate Finance Director. Ms. Kepner also served as a director of Invemed until December 2000. Ms. Kepner currently serves as a director of Monogram Biosciences, Inc.

Dean O. Morton. Mr. Morton joined us as a director in July 1997. Mr. Morton retired in 1992 as Executive Vice President, Chief Operating Officer and a director of Hewlett-Packard Company, where he started in 1960. Mr. Morton currently serves on the Board of Monterey Bay Aquarium Research Institute and Center for Excellence in Non-Profits.

Mitchell D. Mroz. Mr. Mroz joined us as a director in May 2004. Mr. Mroz currently serves as a member of the Board of the Northrop Grumman Federal Credit Union and is retired from Northrop Grumman Corporation. Since joining Northrup Grumman in 1978, he served in various capacities, including the positions of Vice President and Chief Financial Officer for Grumman Corporation and Vice President and General Manager of the Automation and Information Systems Division of Northrop Grumman, Corporate Vice President Internal Audit and Audit Manager. Before joining Northrop Grumman, he was an Auditor for the U.S. Air Force Audit Agency and the U.S. General Accounting Office. He also serves on the Board of Directors of Village Christian Schools in Sun Valley, California, and is the Chairman of the Board of the Village Christian Schools Foundation.

David H. Persing. Dr. Persing first joined us as a director in May 2004, and then became our Executive Vice President and Chief Medical and Technology Officer in August 2005. From 1999 to July 2005, Dr. Persing was Senior Vice President and Chief Scientific Officer at Corixa Corporation, a Seattle-based biotechnology company, until their acquisition by GlaxoSmithkline. From 1990 to 1999 he was a member of the Clinical and Research Faculty of the Mayo Clinic in Rochester, Minnesota where he researched programs on hepatitis viruses and tick-borne infections. In 1992 he founded and directed the Molecular Microbiology Laboratory at Mayo Clinic. He has authored over 240 peer-reviewed articles and served as Editor in Chief for three textbooks on molecular diagnostics, the most recent of which was published by ASM press in December 2004. Dr. Persing currently serves as a director of Monogram Biosciences, Inc.

Hollings C. Renton. Mr. Renton joined us as a director in March 2000. Mr. Renton retired from Onyx Pharmaceuticals, Inc., a biopharmaceutical and biotherapeutics company, in March 2008, where he had served as a director beginning in April 1992, President and Chief Executive Officer beginning in March 1993 and Chairman of the Board beginning in June 2003. From 1991 to 1993, he served as President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, following its acquisition of Cetus Corporation. Prior to the acquisition, he served as President of Cetus Corporation from 1990 to 1991 and as Chief Operating Officer from 1987 to 1990. Mr. Renton also serves as a member of the Boards of Directors of Rigel Pharmaceuticals and Special Olympics of Northern California.

Required Vote

The three nominees receiving the highest number of affirmative votes of the shares present or represented and entitled to vote will be elected as directors. If signed and returned, shares represented by the accompanying proxy will be voted for the election of the nominees recommended by the Board unless the proxy is marked in such a manner as to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for a substitute nominee determined by the proxy holder.

The Board recommends a vote FOR the election of the nominated directors.

Board of Directors’ Meetings and Committees

The Board of Directors has affirmatively determined that all directors, other than John L. Bishop and David H. Persing, are independent under listing standards of the NASDAQ Global Market and applicable Securities and Exchange Commission rules. During 2008, the Board met 6 times and acted twice by unanimous written consent. During 2008, no director attended fewer than 75% of the aggregate of: (i) the total number of meetings of the Board held during the period for which he or she was a director and, (ii) the total number of meetings held by all committees of the Board on which he or she served during the period that he or she served.

Standing committees of the Board include an audit committee, a compensation committee and a nominating and governance committee. Each of these committees has a written charter approved by the Board of Directors.

Audit Committee. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are the current members of Cepheid’s Audit Committee. All members of the Audit Committee meet the independence and financial experience requirements under both Securities and Exchange Commission rules and NASDAQ listing standards. The Board has determined that Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. In 2008, the Audit Committee met 5 times. The Audit Committee hires the independent registered public accounting firm, reviews the scope of audit and pre-approves permissible non-audit services by our independent registered public accounting firm, reviews the accounting principles and auditing practices and procedures to be used for our financial statements, reviews the results of those audits, annually reviews the audit committee charter, and reviews related party transactions. The Audit Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Compensation Committee. Dean O. Morton, Robert J. Easton and Hollings C. Renton are the current members of Cepheid’s Compensation Committee. All members of the Compensation Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. In 2008, the Compensation Committee met 8 times. The Compensation Committee is responsible for reviewing the compensation and benefits for Cepheid’s executive officers and administering the company’s compensation, equity incentive and benefit plans, as well as supervising and making recommendations to the Board on compensation matters generally. The Compensation Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

The Compensation Committee delegates certain of its authority, including the authority to grant stock options to non-executive employees of Cepheid, to an equity incentive committee. John L. Bishop and David H. Persing are the current members of Cepheid’s equity incentive committee.

Nominating and Governance Committee. Thomas D. Brown, Cristina H. Kepner, and Mitchell D. Mroz are the current members of Cepheid’s Nominating and Governance Committee. All members of the Nominating and Governance Committee meet the independence requirements under the listing standards of the NASDAQ Global Market. The Nominating and Governance Committee considers and recommends to the Board candidates to serve as members of the Board, develops and maintains a set of corporate governance guidelines and establishes procedures for director nomination. In making recommendations to the Board regarding candidates to serve as members of the Board, the Nominating and Governance Committee considers the recommendations of Board members, members of management and shareholders (if made in accordance with Cepheid’s charter documents and applicable law). The Nominating and Governance Committee may retain recruiting professionals to identify and evaluate candidates for director nominees. The Nominating and Governance Committee met 2 times during 2008. The Nominating and Governance Committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

In selecting nominees for the Board of Directors, the Nominating and Governance Committee will assess a number of factors, including the independence, experience and judgment of candidates and endeavors to collectively support a number of areas of core competency on the Board, including business judgment, management experience, accounting and financial acumen, industry and technology knowledge, leadership, strategic vision and willingness to devote sufficient time to attend meetings and participate effectively on the Board of Directors.

Potential candidates are screened and interviewed by the Nominating and Governance Committee. All members of the Board may interview the final candidates. The same identifying and evaluating procedures will apply to all candidates for director nomination, including candidates submitted by shareholders.

Shareholders can recommend qualified candidates for the Board by submitting, in accordance with our bylaws, the candidate’s name and qualifications to: Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Nominating and Governance Committee requests that submissions be made as early as possible to ensure meaningful consideration by the committee.

Compensation Committee Interlocks and Insider Participation

No member of our Compensation Committee was at any time during 2008, or at any other time, an officer or employee of Cepheid. No executive officer of Cepheid serves as a member of the Board of Directors or Compensation Committee of any entity that has one or more of our executive officers serving as a member of our Board or Compensation Committee.

Code of Ethics

We have adopted a code of ethics that applies to all our employees. This code of ethics is available in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

PROPOSAL NO. 2

AMENDMENT TO 2000 EMPLOYEE STOCK PURCHASE PLAN

We are asking our shareholders to approve an amendment to our 2000 Employee Stock Purchase Plan, which we refer to as the “ESPP,” to authorize an additional 1,500,000 shares of common stock for issuance under the ESPP.

The ESPP gives eligible employees the opportunity to purchase shares through payroll deductions at a discount from the market price. Although the ESPP contains an “evergreen” provision that automatically authorizes an additional 200,000 shares for issuance on the first business day of each calendar year, these increases are likely to be insufficient to supply the amount of shares we expect to be required in the future due to our significant growth in participating employees since the ESPP was adopted and due to the anticipated offering price.

The amendment you are being asked to approve will increase the authorized shares for issuance under the ESPP, enabling us to meet the anticipated demand for shares under the ESPP through March 13, 2013, the current expiration date of the ESPP. This will allow us to continue to make the benefits of the ESPP available to eligible employees, which the Board of Directors and management believe is an important element of the total compensation and benefits we offer to assist in the retention of our current employees and to attract new employees, and to continue to provide our employees with incentives to contribute to our future success by providing an opportunity to purchase shares of our common stock.

General

The following is a summary of the principal provisions of the ESPP. The only change proposed is to increase the number of shares authorized for issuance by 1,500,000. The annual “evergreen” provision will remain in effect. This summary is qualified in its entirety by reference to the full text of the amended and restated ESPP, which is attached as Appendix A to this proxy statement. To the extent that there is a conflict between this summary and the actual terms of the ESPP, the terms of the ESPP will govern.

The ESPP, including the right of participants to make purchases under the ESPP, is intended to qualify as an “Employee Stock Purchase Plan” under the provisions of Section 421 and 423 of the Internal Revenue Code (the “Code”). The provisions of the ESPP shall, accordingly, be construed so as to extend and limit participation in a manner consistent with the requirements of those sections of the Code. The ESPP is not a qualified deferred compensation plan under Section 401(a) of the Code, and is not subject to the provisions of ERISA.

Plan History

Our ESPP was approved by our Board of Directors on April 3, 2000 and approved by our shareholders on May 10, 2000. The ESPP was then amended and restated by the Board of Directors on March 18, 2003. Since the ESPP’s inception, 1,948,196 shares have been issued and 49,987 shares are currently available for future issuance.

Purpose

The purpose of the ESPP is to provide our employees with a convenient means of acquiring an equity interest in Cepheid through payroll deductions, to enhance such employees’ sense of participation in our affairs, and to provide an incentive for continued employment.

Administration

The ESPP is administered by the Compensation Committee of our Board of Directors. The administration, interpretation or application of the ESPP by the Compensation Committee is final and binding upon all participants.

Eligibility

Any employee, including an executive officer, who is employed by Cepheid prior to the beginning of an offering period, is customarily employed for more than twenty hours per week and more than five months per calendar year by us, and who does not provide services to us as an independent contractor and has not been reclassified as a common law employee for any reason other than for federal income and employment tax purposes as of an offering date, is eligible to participate in the ESPP. An offering date is the first business day of a given offering period.

As of the record date, approximately 393 employees were eligible to participate in the ESPP. The ESPP is only available to our U.S.-based employees.

Special Limitations

The ESPP imposes certain limitations upon a participant’s rights to acquire our common stock, including the following limitations:

•

Purchase rights may not be granted to any individual who owns stock or together with another person would be considered to own stock, including stock purchasable under any outstanding purchase rights, representing five percent or more of the total combined voting power or value of all classes of our stock or of our affiliates.

•

Purchase rights granted to a participant may not permit the individual to accrue the right to purchase our common stock at an annual rate of more than $25,000, valued at the time each purchase right is granted.

•

No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of a share of our Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

Furthermore, if, on a purchase date, the number of shares that would otherwise be subject to stock options under the ESPP exceeds the number of shares available for sale as of the beginning of the applicable offering period, a pro-rata allocation of the available shares is made in as uniform and as equitable a manner as is practicable. In its discretion, the Compensation Committee can impose limits on the amount of shares participants may purchase during any purchase period.

Enrollment in the ESPP

Eligible employees become participants in the ESPP by completing a subscription agreement authorizing payroll deductions prior to the applicable offering date. A person who becomes employed after the commencement of an offering period may not participate in the ESPP until the commencement of the next offering period.

Offering Periods; Purchase Periods

The ESPP is implemented by consecutive 24-month offering periods, with a new offering period commencing on February 1 and August 1 of each year and ending on July 31 and January 31 of each year. Each offering period consists of four six-month purchase periods. The Compensation Committee has the power to alter the duration of the offering periods, including the commencement dates, with respect to future offerings without shareholder approval if such change is announced prior to the first offering period to be affected.

Purchase Price

The purchase price at which shares are sold under the ESPP is eighty-five percent of the lesser of the fair market value of a share of our common stock on (1) the first business day of the offering period, or (2) the last business day of the purchase period. The ESPP provides that the fair market value of a share of our common stock on the first business day of the offering period or the last business day of the purchase period shall be the closing price on that day as reported in the Wall Street Journal.

Payment of the Purchase Price; Payroll Deductions

The payroll deductions accumulated during the offering period are applied to the purchase of the shares on the purchase date. The deductions may not be less than one percent or greater than fifteen percent of a participant’s eligible compensation (or such lower limit set by the Compensation Committee). Deductions are made in one-percent increments. The aggregate of such payroll deductions for each calendar year cannot exceed $25,000. Eligible compensation means all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, plus draws against commissions, provided, however, that for the purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant had not made such election.

Payroll deductions commence on the first pay date of the applicable offering period and continue until the end of such offering period. No interest accrues on the payroll deductions of a participant in the ESPP. At any time during the offering period, a participant may increase or decrease his or her payroll deductions. A participant may reduce his or her payroll deduction percentage to zero during an offering period; provided, however, that a participant may not resume making payroll deductions during an offering period in which he or she reduced his or her payroll deduction percentage to zero.

All payroll deductions received or held by us under the ESPP may be used by us for any corporate purpose, and we are not obligated to segregate such payroll deductions. Until the shares are issued, participants only have the rights of an unsecured creditor.

Purchase of Stock; Grant of Options

As of the first day of each offering period, each participant is granted an option to purchase shares of our common stock, exercisable at the conclusion of the purchase period. The exact number of shares is determined by dividing such participant’s accumulated payroll deductions during the offering period by the option purchase price determined as described above, subject to the limitations set forth in the ESPP (as described above).

Withdrawal

A participant may withdraw all, but not less than all, of the payroll deductions credited to his or her account under the ESPP at any time prior to the end of an offering period by giving written notice to us. After receipt of a notice of withdrawal, (1) all of the participant’s payroll deductions credited to his or her account will be returned without interest, (2) the participant’s option for the current period will automatically terminate, and (3) no further payroll deductions for the purchase of shares will be made during that offering period. A participant’s withdrawal from an offering does not have any effect upon such participant’s eligibility to participate in subsequent offerings under the ESPP.

Termination or Interruption of Employment

Upon termination of a participant’s employment for any reason prior to the last day of the offering period, the payroll deductions credited to the participant’s account will be returned to such participant, or in the case of the participant’s death, to the person or persons entitled thereto as specified in the participant’s subscription agreement, and his or her option will automatically terminate. A participant is not deemed to have terminated his or her employment in the case of sick leave, military leave, or any other leave of absence approve by us; provided that such leave is for a period of not more than ninety days or re-employment upon the expiration of such leave is guaranteed by contract or statute.

Adjustments upon Changes in Capitalization or Merger

In the event a change is made in our capitalization, such as a stock split or payment of a stock dividend, that results in an increase or decrease in the number of outstanding shares of common stock without our receipt of additional consideration, an appropriate adjustment will be made in the shares subject to purchase and in purchase price per share, subject to any required action by our shareholders. In the event of our proposed dissolution or liquidation, the offering period then in progress will be shortened and the new exercise date will be set as of immediately prior to the proposed dissolution or liquidation. In the event of our merger with or into another corporation or the sale of substantially all of our assets, then the ESPP will continue with regard to any offering period that commenced prior to the closing of the proposed transaction and shares will be purchased based on the fair market value of the surviving corporation’s stock on each purchase date, unless otherwise provided by the Compensation Committee.

Nonassignability

Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under the ESPP may be assigned, transferred, pledged, or otherwise disposed of in any way by the participant, other than by will, the laws of descent and distribution, or as provided in the ESPP. Any such attempt at assignment, transfer, pledge, or other disposition shall be without effect, except that we may treat such act as an election to withdraw from the ESPP.

Amendment and Termination of the Plan

The Board of Directors may, at any time or from time to time, amend, terminate, or extend the term of the ESPP, except that such termination shall not affect options previously granted nor, generally, may any amendment make any change in an option previously granted that adversely affects the rights of any participant. To the extent necessary to comply with Section 423 of the Code, we shall obtain shareholder approval in such a manner and to such a degree as required. The plan will continue until the earlier of termination by our Board of Directors, issuance of all of the shares reserved for issuance under the ESPP, or March 13, 2013.

U.S. Tax Consequences

The following is a general summary as of the date of this proxy statement of the United States federal income tax consequences to Cepheid and participants in the ESPP. The federal tax laws may change and the federal, state, and local tax consequences for any participant will depend upon his or her individual circumstances.

The ESPP and the right of participants to make purchases under the ESPP are intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, no income will be taxable to a participant at the time of grant of the option or the purchase of shares. A participant may become liable for tax upon disposition of the shares acquired, as follows.

If the shares are sold or disposed, including by way of gift, at least two years after the offering date (the first day of the offering period during which shares were purchased) and more than one year after the date on which shares were transferred to the employee, then the lesser of (a) the excess of the fair market value of the shares subject to the option, referred to as the “option price,” or (b) fifteen percent of the fair market value of the shares on the offering date, will be treated as ordinary income to the participant. The employee’s basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss upon such disposition will be treated as long-term capital gain or loss. If the shares are sold and the sales price is less than the option price, there is no ordinary income and the participant has a capital loss for the difference.

If the shares are sold or disposed of, including by way of gift or by exchange in connection with the exercise of an incentive stock option, before the expiration of the holding periods described above, then the excess of the fair market value of the shares on the date of option exercise over the option price will be treated as ordinary income to the participant. This excess will constitute ordinary income in the year of sale or other disposition even if no gain is realized on the sale or a gratuitous transfer of the shares is made. The basis of the option stock will be increased by the amount of the compensation income recognized. Any further gain or loss recognized in connection with any such sale or exchange will be treated as capital gain or loss and will be treated as short-term capital gain or loss if the shares have been held less than one year.

If shares are sold or disposed of before the expiration of the statutory holding periods, we are generally entitled to a tax deduction in an amount equal to the ordinary income recognized by the participant in connection with such sale or disposition.

The foregoing summary of the effect of federal income taxation upon the participant and us with respect to the shares purchased under the ESPP does not purport to be complete. Reference should be made to the applicable provisions of the Internal Revenue Code. In addition, the summary does not discuss the tax implications of a participant’s death or the provisions of the income tax laws of any municipality, state, or foreign country in which the participant may reside.

New Plan Benefits

Eligible employees participate in the ESPP voluntarily and each such employee determines his or her level of payroll deductions within the guidelines fixed by the ESPP. Accordingly, future purchases under the ESPP are not determinable at this time. We, therefore, have not included a new plan benefits table.

The Board recommends a vote FOR approval of the amendment to the 2000 Equity Incentive Plan.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING

FIRM

The Board has selected Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2009. Ernst & Young LLP has audited our financial statements since our inception. Representatives of Ernst & Young LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

Security Ownership of Certain Beneficial Owners and Management

The following table presents information as to the beneficial ownership of our common stock as of March 4, 2009 by:

•	each shareholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our current directors;

•	our Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers who were serving as executive officers as of December 31, 2008; and

•	all current directors and executive officers as a group.

The percentage ownership is based on 57,903,048 shares of common stock outstanding as of March 4, 2009. Shares of common stock that are subject to options currently exercisable or exercisable within 60 days of March 4, 2009, are deemed outstanding for the purposes of computing the percentage ownership of the person holding these options but are not deemed outstanding for computing the percentage ownership of any other person. A portion of the stock options reflected in the number of shares beneficially owned are immediately exercisable upon grant, subject to our right to repurchase the option shares at the exercise price upon termination of the optionee’s employment. With respect to an option, the term unvested means options that are currently exercisable and would be subject to our right of repurchase if exercised. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Unless otherwise indicated in the table, the address of each individual listed in the table is Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089.

Beneficial Ownership of Cepheid Stock

Directors and Named Executive Officers	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
John L. Bishop (1)	808,345	1.38%
Thomas D. Brown (2)	65,000	*
Robert J. Easton (3)	142,410	*
Thomas L. Gutshall (4)	1,183,266	2.03
Cristina H. Kepner (5)	248,232	*
Robert J. Koska (6)	260,070	*
Andrew D. Miller (7)	50,000	*
Dean O. Morton (8)	238,000	*
Mitchell D. Mroz (9)	71,000	*
David H. Persing, M.D. (10)	350,708	*
Hollings C. Renton (11)	53,000	*
Humberto Reyes (12)	275,937	*
All Executive Officers and Directors as a group (16 persons) (13)	4,271,809	7.03

Five Percent Shareholders
Columbia Wanger Asset Management, L.P. (14)	3,853,000	6.65
FMR LLC (15)	3,436,475	5.93
Munder Capital Management (16)	3,138,605	5.42
OppenheimerFunds (17)	3,663,083	6.33
State Street Bank & Trust Company (18)	3,182,765	5.50

*	Less than one percent.
(1)	Includes options to purchase 793,345 shares exercisable within 60 days of March 4, 2009.
(2)	Includes options to purchase 50,000 shares exercisable within 60 days of March 4, 2009.
(3)	Includes options to purchase 75,000 shares exercisable within 60 days of March 4, 2009.
(4)	Includes 918,741 shares held by The Gutshall Family Trust dated March 7, 1990 and options to purchase 264,525 shares exercisable within 60 days of March 4, 2009.
(5)	Includes indirect ownership of 35,000 shares held in an IRA and options to purchase 118,000 shares exercisable within 60 days of March 4, 2009.
(6)	Includes options to purchase 248,820 shares exercisable within 60 days of March 4, 2009.
(7)	Consists of options to purchase 50,000 shares exercisable within 60 days of March 4, 2009
(8)	Includes 80,500 shares held of record by MDLC Partners, a California Limited partnership, of which Mr. Morton is the general partner. Mr. Morton also has options to purchase 70,000 shares exercisable within 60 days of March 4, 2009.

(9)	Includes options to purchase 60,000 shares exercisable within 60 days of March 4, 2009.
(10)	Consists of options to purchase 350,708 shares exercisable within 60 days of March 4, 2009.
(11)	Consists of options to purchase 53,000 shares exercisable within 60 days of March 4, 2009.
(12)	Includes options to purchase 265,937 shares exercisable within 60 days of March 4, 2009.
(13)	Includes options to purchase 2,897,427 shares exercisable within 60 days of March 4, 2009.
(14)	Based on a Schedule 13G filed February 5, 2009. The shares reported in such Schedule 13G include shares held by Columbia Acorn Trust (CAT), a Massachusetts business trust that is advised by Columbia Wanger Asset Management L.P. CAT holds 5.81% of the outstanding shares. Each of Columbia Wanger Asset Management, L.P.’s and CAT’s address is 227 West Monroe Street, Suite 3000, Chicago, IL 60606.
(15)	Based on a Schedule 13G/A filed by FMR LLC on February 17, 2009. Fidelity Growth Company Fund owned 3,058,175 shares, or approximately 5.3% of the outstanding common stock. Each of FMR LLC’s and Fidelity Growth Company Fund’s address is 82 Devonshire Street, Boston, MA 02109.
(16)	Based on a Schedule 13G filed February 12, 2009. Munder Capital Management’s address is 480 Pierce Street, Birmingham, MI 48009.
(17)	Based on a Schedule 13G/A filed January 26, 2009. According to the schedule of these shares, 163,083 shares are held by OppenheimerFunds, Inc. and 3,500,000 shares are held by its affiliate Oppenheimer Global Opportunities Fund. OppenheimerFunds’ address is Two World Financial Center, 225 Liberty Street, New York, NY 10281-1008.
(18)	Based on a Schedule 13G filed February 13, 2009. State Street Bank & Trust’s address is One Lincoln Street, Boston, MA 02111.

Compensation Discussion and Analysis

Overview and Philosophy

The goal of our executive compensation program is to create value for our shareholders by attracting, retaining, and motivating a superior leadership team. We believe that the skills, experience and dedication of our executive officers are critical factors that contribute directly to our operating results, thereby enhancing shareholder value. As a result, our compensation program is designed to attract, as needed, individuals with the skills necessary for us to achieve our business plan, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect. The pay for performance philosophy is at the core of our compensation strategy and is intended to closely align our executive compensation with the performance of our company on both a short-term and long-term basis, as well as with the performance of individual executives in meeting or exceeding objectives that can lead to an increase in shareholder value.

Our executive officers’ compensation currently has three primary components: base compensation or salary, annual cash incentives, and awards of stock options and restricted stock. In addition, we provide our executive officers a variety of benefits that are available generally to all employees. We believe that a mix of both cash and equity incentives is appropriate, as cash incentives reward executive officers in the near term for achieving superior performance, while equity incentives motivate executive officers to achieve superior performance over the longer term and, through the imposition of vesting conditions, incentivize retention over a multi-year period. In determining the amount of the incentives awarded, the Compensation Committee of our Board of Directors considers each executive officer’s total compensation for both the short and long term to assess the incentive and retentive value of the compensation package.

As part of the process of establishing and adjusting executive compensation levels, on an annual basis, we discuss with our Chief Executive Officer the performance of his direct reports. We also review elements of our company’s performance, both overall and by relevant functional unit. We also analyze compensation payable by companies that we consider to be in our peer group and by other companies with which we generally compete for hiring executives. Our Compensation Committee works with management and an outside compensation consultant, Radford Surveys + Consulting, an Aon Consulting company, or “Radford,” to advise the Compensation Committee when it is establishing compensation levels and the mix of salary, cash incentives and equity awards, in order to best align executive compensation with our business priorities and pay philosophy. The Compensation Committee does not have a set formula for establishing the mix between pay elements and may, from year to year, place different emphasis on salary, cash incentives and equity-based incentives to reflect the company’s business priorities at the time.

The senior executives listed in the Summary Compensation Table in this proxy statement, whose compensation is discussed in this Compensation Discussion & Analysis section, are referred to as our “named executive officers.” For fiscal 2008, our named executive officers were:

•	John L. Bishop, our Chief Executive Officer

•	Andrew D. Miller, our Senior Vice President, Chief Financial Officer

•	Robert J. Koska, our Senior Vice President, Worldwide Commercial Operations

•	David H. Persing, our Executive Vice President, Chief Medical and Technology Officer

•	Humberto Reyes, our Executive Vice President, Chief Operating Officer

Role of the Compensation Committee

Our Board of Directors has delegated to the Compensation Committee the authority to determine the level and type of all forms of compensation to be granted to our executive officers in furtherance of our compensation objectives. All of the members of the Compensation Committee are independent under the standards established by the NASDAQ Stock Market and “outside directors” under Section 162(m) of the Internal Revenue Code of 1986 (the “Code”). In 2008, the Compensation Committee met eight times, and each member of the Committee attended at least seven of the meetings. Compensation Committee meetings typically have included, for all or a portion of each meeting, not only the Committee members but also our Chairman of the Board of Directors and our Chief Executive Officer, except during discussions regarding his compensation.

Accounting and Tax Implications of Our Compensation Policies

We account for equity compensation granted to our employees under SFAS 123R, which requires us to estimate and record an expense over the service period of the award. Our cash compensation is recorded as an expense at the time the obligation is accrued. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them. We currently intend that all cash compensation paid will be tax deductible for us. However, with respect to equity compensation awards, while any gain recognized by employees from nonqualified options granted at fair market value should be deductible, to the extent that an option constitutes an incentive stock option, gain recognized by the optionee will not be deductible if there is no disqualifying disposition by the optionee. In addition, if we grant restricted stock or restricted stock unit awards that are not subject to performance vesting and are not intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code, such awards may not be fully deductible by us at the time the award is otherwise taxable to employees.

Under Section 162(m) of the Code, we may not receive a federal income tax deduction for compensation paid to our Chief Executive Officer and our other named executives to the extent that any of these persons receives more than $1,000,000 in compensation in any one year. However, if we pay compensation that is “performance-based,” under Section 162(m) we can receive a federal income tax deduction for the compensation paid even if such compensation exceeds $1,000,000 in a single year, subject to certain conditions. The Compensation Committee generally seeks to structure compensation amounts and equity plans that meet the deductibility requirements under Section 162(m). However, to maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible on our federal income tax returns. In addition, the Compensation Committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because (1) a number of requirements must be satisfied in order for the compensation to qualify, and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Also, the Compensation Committee takes into account whether components of our compensation will be adversely impacted by the penalty tax associated with Section 409A of the Code, and aims to structure the elements of compensation to be compliant with or exempt from Section 409A so as to avoid such potential adverse tax consequences.

Compensation Evaluation Processes and Criteria

Evaluation Process

The compensation packages for our executive officers are reviewed annually by our Compensation Committee and include an analysis, provided by Radford, of all elements of compensation separately and in the aggregate. The Compensation Committee holds multiple meetings with management and Radford to review our compensation philosophy, the use of stock options and restricted stock as forms of equity compensation, the results of Radford’s analyses and the salary, bonus and equity compensation recommendations proposed by our Chief Executive Officer for other executives.

The Compensation Committee establishes base salaries and sets the cash incentive target amounts and metrics needed to achieve those targets under our cash incentive bonus plan, the Key Employee Incentive Plan. Equity grants are generally made at the previously-determined, regularly-scheduled April or second-quarter Compensation Committee meeting.

At the April or second-quarter Compensation Committee meeting, our Chief Executive Officer reviews with the Compensation Committee his evaluation of each other executive officer, including contribution, performance, and development plans. The Chief Executive Officer bases this evaluation on his knowledge of each executive officer’s performance, the executive officer’s self-assessment and feedback provided by each executive officer’s peers and direct reports. The Chief Executive Officer then makes a recommendation to the Compensation Committee on each executive officer’s compensation. As discussed below, the Compensation

Committee reviews this input in conjunction with its review of external benchmark data in setting compensation for these executives. The Compensation Committee determines and approves the Chief Executive Officer’s compensation based on an assessment of his performance and a review of external benchmark data.

Evaluation Criteria

In determining the amount and mix of compensation elements for 2008, the members of our Compensation Committee relied upon their judgment about the performance of each individual executive officer based on input, except in the case of his own compensation, from our Chief Executive Officer. In setting final compensation levels for our executive officers for 2008, the Compensation Committee considered many factors, including, but not limited to:

•	The scope and strategic impact of the executive officer’s responsibilities;

•	Our past and current business performance and future expectations;

•	Our long-term goals and strategies;

•	The performance and experience of each individual;

•	Past salary levels of each individual and of our executives as a group;

•	Relative levels of pay among the officers;

•	The amount of base salary in the context of the executive officer’s total compensation and other benefits;

•	For equity-based incentives, the relative amounts of vested and unvested equity incentives then held by such officer;

•	Whether and to what extent the executive officer receives an allowance for housing and/or travel expenses;

•	For each executive officer other than our Chief Executive Officer, the evaluations and recommendation of our Chief Executive Officer;

•	The competitiveness of the compensation package relative to the selected benchmarks as highlighted by the analyses performed by Radford.

The Compensation Committee does not have a set formula for weighing the above criteria when setting compensation levels for the named executive officers.

Role of the Independent Compensation Consultant

Radford’s compensation experts worked with our Senior Vice President of Human Resources to gather information required to perform their independent analysis of our compensation programs, then presented directly to the Compensation Committee for purposes of advising it on compensation matters, including compensation for our named executive officers.

Radford assisted the Compensation Committee as it considered and set compensation components and levels for 2008. Radford representatives attended five meetings of the Compensation Committee during 2008 in which significant compensation issues were discussed and worked with members of our human resources department with respect to Radford’s assessment of the compensation packages for our executive officers. Radford reports directly to the Compensation Committee, and the Committee has the authority to direct Radford’s work and to maintain their services at the Committee’s sole discretion.

Benchmarking

When working with Radford to determine our peer companies, our Compensation Committee focused on identifying companies with whom we believe we compete for executives and other key employees, particularly those with generally comparable revenues and market capitalization in our industry and adjacent industries. Radford provides an independent review of the peer group following discussions with the Committee, to better understand the company’s business strategy and operating characteristics. The company also reviewed the broader local market of biotechnology and instrument companies in the San Francisco Bay Area, as we find that these companies also actively seek to hire similarly qualified personnel as we do. The Compensation Committee considered such additional elements as the size and complexity of the business as measured by market capitalization, revenue, operating results and research and development investments. These metrics were then used to identify appropriate market reference points for gathering compensation data. The Compensation Committee approved the peer group and reviewed the composition of the peer group to ensure that companies were relevant for comparative purposes. For 2008, the Compensation Committee selected the following companies to comprise our peer group:

Abaxis	Gen-Probe
Affymetrix	Illumina
Aspect Medical Systems	Luminex
Caliper Life Sciences	Myriad Genetics
Celera Group	Palomar Medical Technologies
Cerus	Quidel
Cutera

From our 2007 peer group list, Cholestech, Digene, Molecular Devices, Solexa, Stratagene, and Ventana Medical Systems were removed because they were acquired by other companies. ArQule, Gene Logic, Medarex, and Nanogen were removed because Radford and the Committee members agreed that they no longer represented the most relevant companies to us for compensation comparison purposes. Abaxis, Aspect Medical Systems, Caliper Life Sciences, Cutera, Luminex and Palomar Medical Technologies were added after Radford recommended that they have become more comparable with Cepheid in terms of the metrics used to select the peer group. Data from Radford’s Global Life Sciences database for the Northern California Region was also provided to our Compensation Committee so that the Committee members could review trends in the local hiring market that might influence compensation plan design and decisions.

Our Compensation Committee used this data as one of several factors in its decisions regarding executive officer compensation. The Compensation Committee also gave weight to business performance, including our revenue growth and operating results, and individual performance, as described below.

The Compensation Committee reviewed our executive compensation programs and practices, and analyzed, for each named executive officer, all existing elements of his compensation (including base pay, cash bonus awards, long-term incentive compensation in the form of equity awards, and reimbursement of housing and/or travel expenses, if applicable). The Compensation Committee compared these compensation components separately, and in total, to compensation at the peer group companies as described above, in an effort to set each element of compensation at a level such that, for each named executive officer, aggregate base salary and cash incentive is at a level that is at approximately the 60th percentile of cash compensation paid to executives at peer group companies, and equity-based compensation is also at a level that is at approximately the 60th percentile of equity-based compensation to executives at peer group companies. Individual compensation levels may range from below to above the 60th percentile level based on individual performance, experience, and position. Our cash incentive compensation levels have typically been below those of many of our peers because of our philosophy of managing our cash burn rate by placing more emphasis on long-term equity incentives relative to cash incentives. This philosophy has been a part of our strategy to improve our overall operating performance and cash flow in order to add value for our shareholders. Our aggregate compensation level objective that targets the 60th percentile level of aggregate compensation paid at peer group companies recognizes that over the long-term, we will generate greater shareholder returns with a management team that is superior to its peer group, while supporting our commitment to pay for performance when we meet or exceed objectives that can lead to an increase in shareholder value. These market reference points are used as a guideline in designing our compensation programs. The Compensation Committee may approve individual compensation arrangements that are above or below these guidelines based on the criteria outlined above.

The Compensation Committee anticipates that it will continue to conduct similar annual reviews of our executive compensation practices and that it will use the services of independent outside consultants for similar services in the future.

Components of Compensation

Base Salary

We utilize salary as the base amount necessary to retain executive talent. We fix executive officer base compensation at a level we believe enables us to hire and retain individuals in our environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals. The salaries for each of our named executive officers during our last three fiscal years are listed below in the Summary Compensation Table.

Cash Incentives

We use cash incentives to reward performance achievements with a time horizon of one year or less, reinforcing a sense of urgency and accountability in our executive officers. Our Compensation Committee determines the executive officers eligible for these incentives and the performance measures and other terms and conditions of these incentives for executive officers. Incentive targets for our executive officers are established by our Compensation Committee as a pre-determined percentage of base salary, based on performance against specified criteria that are intended to provide a competitive level of compensation when the executive officers achieve their performance objectives as approved by our Compensation Committee. The actual incentive award is determined according to each executive officer’s level of achievement against these performance objectives after the close of the relevant performance period. The Compensation Committee may exercise discretion to pay compensation even if threshold performance objectives are not achieved. We do not have a formal policy regarding adjustment or recovery of awards or payments if the relevant performance measures upon which they are based are restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Our Key Employee Incentive Plan is the only cash incentive program covering our executive officers.

2008 Key Employee Incentive Plan

At meetings held in October 2007, January 2008 and February 2008, the Compensation Committee discussed our Key Employee Incentive Plan and decided to continue this incentive bonus program for the 2008 fiscal year. Under the program, if we had achieved at least 80% of a corporate financial objective based on operating earnings/loss, we would have funded a bonus pool at 50% of the bonus target amount. The pool would be funded at increasing levels, according to level of achievement of the corporate operating objective, up to a maximum of 125% of the target amount. If we achieved less than 80% of the corporate objective, no participant would receive a bonus under the plan. If we achieved 120% or more of the corporate operating objective, the pool would be funded at the maximum 125% level. If the minimum corporate financial objective was achieved and the pool was funded, then each of our named executives would receive a percentage of his or her target bonus based 70% upon achievement of the operating earnings/loss objective, 10% based upon the achievement of a set gross margin objective, 10% based on the release of certain diagnostic tests into the U.S. market and 10% upon the initial shipment of a new diagnostic instrument configuration. The Compensation Committee structured the plan in this way because it believed that operating earnings/loss is the best single measure of overall financial performance as it encompasses revenues, margins and expenses, but the Committee also wanted to focus the entire management team on improving factors that contributed to the margins we realized on the sales of our products and on achieving these key product development objectives. At a meeting on January 21, 2009, the Compensation Committee determined that although we experienced revenue growth and achieved significant milestones in our product development and commercialization, the pool should not be funded for 2008, because we did not achieve 80% or more of the corporate objective related to operating earnings/loss. As a result, none of our executive officers received a cash incentive bonus under the plan.

Contractual Cash Bonus to Senior Vice President, Chief Financial Officer

For 2008, Mr. Miller was guaranteed a bonus of 35% of his annual base salary, prorated for his period of service in 2008, which the Compensation Committee decided to approve at the time his employment offer was extended, based on the competitive hiring market for senior financial officers. This bonus is described in more detail below.

Equity-Based Long-Term Incentives

We grant equity incentives in the form of stock options and shares of restricted stock to certain of our executive officers to aid in their retention, to motivate them to assist us with the achievement of certain corporate financial milestones and to align their interests with those of the shareholders by providing them with an equity stake. Because our executive officers are awarded stock options with an exercise price equal to 100% of the fair market value of our common stock on the date of grant, options will have value to our executive officers only if the market price of our common stock increases after the date of grant, creating a direct, meaningful link between shareholder value and the equity component of an executive officer’s individual compensation. Typically, our stock options vest at a rate of 25% of the shares subject to the option on the first anniversary of the grant date, and with respect to approximately 2.1% of the shares subject to the option each month thereafter, and become exercisable as they vest.

Authority to make equity grants to executive officers has historically rested with our Compensation Committee. For stock option grants other than to executive officers, the Compensation Committee has delegated authority to make grants to a sub-committee consisting of two Board members, Mr. Bishop and Dr. Persing. Such grants must be made according to specific guidelines approved by the Compensation Committee based on salary grade and job level, are granted with an exercise price equal to the fair market value on the date of grant and are granted on the later of the employee’s start date (in the case of new hire grants) or the date of the meeting or action by this sub-committee.

Stock options typically are granted to executive officers when the executive first joins us or in connection with a significant change in responsibilities. In addition, our Compensation Committee considers performance-based annual grants for executive officers, with grants made at the Compensation Committee’s April meeting, taking into account such executive’s performance, comparable equity grants to executives in the market, input from Radford, including with respect to benchmarking against our peer group, and such executive’s then-unvested equity position in determining whether to make a grant to an executive officer in a given year. The number of shares subject to each option granted is within the discretion of the Compensation Committee based on such factors, as well as equity grant guidelines approved by the Compensation Committee. These guidelines are established based in part on a market assessment performed by Radford.

We utilize grants of restricted stock selectively and occasionally, on a targeted basis, to incentivize specific employees. Some of these grants are structured such that they do not vest unless and until certain performance milestones are achieved. The number of shares that we grant to each recipient is within the discretion of the Compensation Committee and is based on such factors as the nature and level of incentive or commitment desired by the Compensation Committee, recommendations from management, equity grants to comparable executives in the market, and data for peer companies provided by Radford. We did not make grants of restricted stock to any of our named executive officers during 2008.

The date on which an equity award is granted is the date specified in the resolutions of the Board of Directors, or applicable committee or sub-committee of our Board, in which the grant is approved. The grant date must fall on or after the date on which the resolutions are adopted by the Board or committee. For stock options, the exercise price is the closing sale price of the company’s common stock on the grant date, as reported by NASDAQ. We do not have any program, plan or practice to time the grant of equity awards in coordination with the release of material non-public information. We typically make our annual equity grants to our current executives at our April or second quarter Compensation Committee meeting, the date of which is scheduled months in advance. Grants to newly-hired employees are made as of their employment start date, and grants made in connection with promotions of current employees are made as of the date that the promotion is approved. We do not time or plan the release of material, non-public information for the purpose of affecting the value of executive compensation.

The Compensation Committee periodically reviews equity usage by the Company. The Compensation Committee endeavors to ensure that our use of equity is comparable to the equity usage of other companies in our peer group, and in 2008 have determined to continue using primarily stock options as equity incentives for new hires, with selected restricted stock grants used as special incentives.

Severance Agreements

Under the terms of our equity-based compensation plans and change-in-control agreements, our named executive officers are entitled to payments and benefits upon the occurrence of specified events, including termination of employment and in connection with a change-in-control of the company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2008, are described in detail in the section entitled “Potential Payments Upon Termination or Change-in-Control” below.

In the case of each change-in-control agreement, with the exception of certain severance provisions contained in our agreements with Mr. Bishop and Mr. Miller, the terms of the arrangements are standardized for our executives and are based solely on their employment grade level. On April 14, 2009, the first anniversary of his employment with us, Mr. Miller’s severance arrangement will automatically revert to the standardized terms for our other executives. The terms of our severance arrangements with Mr. Bishop and Mr. Miller were set through the course of arms-length negotiations with each individual. When setting the terms of these arrangements, including the amounts payable and triggering events, the Compensation Committee discussed the terms of the same or similar arrangements for comparable executives employed by companies of similar size and complexity with which we compete for talent at the executive level.

These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements, particularly given the significant level of acquisition activity in our industry. All of our change-in-control arrangements, with the exception of the severance arrangement covering Mr. Miller’s first year of employment with us, are “double trigger,” meaning that severance payments and acceleration of vesting of equity awards are not awarded upon a change of control unless, following the change of control, the executive’s employment is terminated or there is a significant diminution in the nature or scope of the executive’s authority, title, function or duties, a 10% reduction in the executive’s annual base salary or 25% reduction in his or her target bonus opportunity, or a required relocation beyond 50 miles from his or her current employment location, in each case, within 12 months following the transaction. In addition, Mr. Bishop and Mr. Miller are eligible to receive certain severance benefits, as described in detail below, upon a termination without cause in the absence of a change in control.

We believe the structure of our “double trigger” change-in-control arrangements protects shareholder value by allowing us the opportunity to deliver an intact and motivated management team to any potential acquirer. If we did not offer any such change-in-control arrangements, our executives could be less motivated to pursue a potential acquisition even if such a transaction would benefit our shareholders, because of the possibility that they would lose the potential value of their unvested equity compensation or future cash compensation upon an acquisition. If we offered “single trigger” change-in-control arrangements, meaning that our executives would receive benefits upon an acquisition even if their employment was not terminated, we could become less attractive to potential acquirers, who may place significant value on retaining members of our executive team and who may perceive this goal to be undermined if executives receive acceleration payments in connection with such a transaction and would no longer be required to continue employment to earn the remainder of their equity awards. We believe the “double trigger” structure strikes a balance between these two options because it motivates our executives to both pursue transactional opportunities that would provide the greatest benefit to shareholders, and to continue providing services to the surviving company following such a transaction, increasing our value to potential acquirers and, as a result, to our shareholders.

In the event that payments made under any of our change-in-control arrangements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, our change-in-control agreements provide that the executive officer may accept a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount to the executive to offset the impact of the excise tax under 280G.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our employee stock purchase plan and our 401(k) plan, for which we offer matching of employee contributions, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers, which are comparable to those provided at peer companies. We do not provide pension arrangements or similar benefits to our executives or employees other than our 401(k) plan. Certain of our named executive officers receive reimbursement for housing or transportation costs, as described further below.

Details of Compensation Paid to our Named Executive Officers

Our executive compensation policies and practices, pursuant to which the compensation set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table was paid or awarded, are described above under “Compensation Discussion and Analysis.” A description of the application of those policies and practices to each of the named executive officers for the year ended December 31, 2008 is set forth below.

The overall compensation packages provided to our named executive officers are within industry norms and consistent with our compensation philosophy. Our compensation program reinforces our commitment to pay for both short- and long-term performance, which is consistent with our shareholders’ need for performance in both the short and long term.

Chief Executive Officer

As Chief Executive Officer, Mr. Bishop is the general manager of our entire business and is responsible for overseeing all of our corporate functions and directing our management team to achieve our strategic, financial and operating goals. Working in concert with our Board of Directors, our Chief Executive Officer formulates current and long-term strategic company plans and objectives, and represents the company to the investment community. Our Compensation Committee determines compensation for our Chief Executive Officer using the same factors it uses for other executives. In assessing the compensation paid to our Chief Executive Officer, the Compensation Committee relies on both information from selected benchmarks and its judgment with respect to the factors described above.

Mr. Bishop’s total compensation for fiscal 2008 was $1,459,014, which includes $927,216 of stock-based compensation expense under FAS 123R. In the view of our Compensation Committee, Mr. Bishop’s compensation is commensurate with the extensive scope of his responsibilities, the current market for executive talent, particularly chief executive officers, the results of a benchmarking analysis, and input from our independent compensation consultant.

Base Salary. Fiscal year 2008 was a year of continued progress and accomplishments across a number of areas important to strengthening the foundation for our future growth and long-term success, offset by challenges related to the significant global economic downturn. Under Mr. Bishop’s leadership, our strategic market position, financial results, product offerings and product pipeline improved in fiscal 2008 as compared to fiscal 2007. In increasing Mr. Bishop’s base salary from $450,000 in 2007 to $500,000 in 2008, our Compensation Committee considered Mr. Bishop’s individual performance and that of the company, in conjunction with Radford compensation metrics with respect to chief executive officers at our peer companies.

Equity-Based Long-Term Incentive. During 2008, we granted options to purchase 125,000 shares of our common stock to Mr. Bishop. The Compensation Committee approved this grant in April 2008 upon a review of competitive equity incentive data for chief executive officers of comparable companies, the value of Mr. Bishop’s existing vested options as compared to unvested options, and other factors described above. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years.

Other Compensation. As part of his employment agreement, we rent a one-bedroom corporate apartment for Mr. Bishop near our headquarters, and reimburse him for commuting expenses to and from his permanent home to the San Francisco Bay Area. In 2008, these housing and travel expenses totaled $41,336. We agreed to provide these benefits to Mr. Bishop as the Compensation Committee believed that it was necessary to retain Mr. Bishop’s services in light of the fact that his permanent residence is outside of the San Francisco Bay Area. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Bishop’s total compensation package.

Senior Vice President, Chief Financial Officer

Mr. Miller began employment with us in April 2008 as Senior Vice President, Chief Financial Officer. As such, Mr. Miller is responsible for financial budgeting and planning, financial accounting, financial and treasury operations, and tax management. In 2008, Mr. Miller received aggregate cash and equity compensation in 2008 of $744,463, which includes $378,380 in stock-based compensation expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary. Pursuant to the terms of his February 2008 offer letter, Mr. Miller received base salary of $271,154 during 2008, prorated for his period of service during 2008 and based upon an annualized base salary of $375,000. The Compensation Committee approved this salary by considering the level of Mr. Miller’s proposed responsibilities at Cepheid, the extremely competitive hiring market for senior finance executives, compensation for chief financial officers at similarly-sized businesses, and Mr. Miller’s skills and experience level.

Cash Incentive. For 2008, Mr. Miller was guaranteed a bonus of 35% of his annual base salary, prorated for his period of service in 2008, which the Compensation Committee decided to approve at the time his employment offer was extended, based on the competitive hiring market discussed above. Accordingly, Mr. Miller received a bonus of $93,949 for 2008.

Equity-Based Long-Term Incentive. Upon his employment start date, pursuant to the terms of his offer letter, Mr. Miller was granted an option to purchase 200,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan, had an exercise price equal to 100% of the fair market value of our common stock on Mr. Miller’s employment start date, and will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. In approving this award, the Compensation Committee considered our desire to closely align Mr. Miller’s interests with those of our shareholders and to incentivize his performance, as well as the size of equity grants to chief financial officers at comparable companies within our peer group.

Executive Vice President, Chief Medical and Technology Officer

Our Executive Vice President, Chief Medical and Technology Officer, David H. Persing, received aggregate cash and equity compensation in 2008 of $1,027,124, which includes $605,274 in stock-based compensation expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary. As an Executive Vice President and our Chief Medical and Technology Officer, Dr. Persing oversees our research and development programs, including our diagnostic target selection and validation, our advanced reagent development team in Bothell, Washington, our research and development operations in Bromma, Sweden, our microRNA research operations in Toulouse, France, and our scientific advisory board. These operations are essential to our development of new products and to expanding the applications of our existing products. In 2008, Dr. Persing received a base salary of $387,000. The increase of Dr. Persing’s annual salary from $365,000 in 2007 was based, among other things, on the scope of his responsibilities, the strategic impact of his role, his performance, and the goal of ensuring that his base salary remained competitive with similarly situated officers among our peer group.

Equity-Based Long-Term Incentive. In April 2008, Dr. Persing was granted an option to purchase 75,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved the grant of this option on the basis of his performance, the value of his vested options as compared to unvested options, and the necessity of incentivizing Dr. Persing’s performance and closely aligning his interests with our shareholders.

Other Compensation. In 2008, Dr. Persing received an aggregate housing allowance of $36,000 to assist in defraying the cost of living in the San Francisco Bay Area. The members of our Compensation Committee agreed to pay this amount to Dr. Persing because they believed it was necessary to retain his services and incentivize his residing close to our headquarters and major research and development facility. The Compensation Committee considered the value of this additional compensation in evaluating Dr. Persing’s total compensation package.

Senior Vice President, Worldwide Commercial Operations

Our Senior Vice President, Worldwide Commercial Operations, Robert J. Koska, received aggregate cash and equity compensation in 2008 of $1,030,340, which includes $649,574 in stock-based compensation expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary. As Senior Vice President, Worldwide Commercial Operations, Mr. Koska is responsible for leading our global sales and marketing organization, including managing our marketing programs, our direct sales force and our relationships with distribution partners around the world. In 2008, Mr. Koska received base salary of $290,000. The increase of Mr. Koska’s annual salary from $260,000 in 2007 was based on, among other things, his performance and the scope of his responsibilities in connection with the expansion of our worldwide sales force.

Equity-Based Long-Term Incentive. In April 2008, Mr. Koska was granted an option to purchase 60,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved these equity grants based upon Mr. Koska’s performance, the criticality of his role, the value of his existing vested as compared to unvested equity, and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group.

Other Compensation. In 2008, we rented an apartment for Mr. Koska near our headquarters and reimbursed him for commuting expenses from his permanent home to the San Francisco Bay Area, at an aggregate cost of $52,937. The members of our Compensation Committee agreed to incur this expense because they believed it was necessary to attract and retain his services even though he is not able to relocate to the San Francisco Bay Area on a permanent basis. The Compensation Committee considered the value of this additional compensation in evaluating Mr. Koska’s total compensation package.

Executive Vice President, Chief Operating Officer

Our Executive Vice President, Chief Operating Officer, Humberto Reyes, received aggregate cash and equity compensation in 2008 of $989,096, which includes $631,796 in stock-based compensation expense under FAS 123R, as detailed in our Summary Compensation Table below.

Base Salary. As Executive Vice President, Chief Operating Officer, Mr. Reyes is responsible for overseeing our worldwide operations, including engineering, manufacturing, systems integration, supply chain management and information technology. In 2008, Mr. Reyes received salary of $347,000. The increase of Mr. Reyes’ annual salary from $300,000 in 2007 was due in part to his promotion from Executive Vice President, Operations in April 2008, and was also based on his performance and a review of compensation of comparably-situated senior operations executives at our peers.

Equity-Based Long-Term Incentive. In April 2008, Mr. Reyes was granted an option to purchase 75,000 shares of our common stock. This grant was made pursuant to our 2006 Equity Incentive Plan and had an exercise price equal to 100% of the fair market value of our common stock on the date of grant. The option will vest over a four-year period, with 25% vesting on the one year anniversary of the grant date and the balance in equal monthly installments over the following three years. The Compensation Committee approved this option grant in connection with Mr. Reyes’ promotion, and also in consideration of Mr. Reyes’ performance, the criticality of his role, the value of his vested options as compared to unvested options, and to ensure that his compensation remained competitive with that of comparably situated executives in our peer group.

Material Terms of Employment Agreements

John L. Bishop. In January 2007 we entered into a new employment agreement with Mr. Bishop. The employment agreement provided for an initial base salary of $450,000, to be reviewed annually, and a target bonus of at least 40% of his base salary, with a maximum of $225,000, determined by the degree of achievement of certain performance goals and objectives to be determined by the Compensation Committee. Mr. Bishop is reimbursed for his housing in the San Francisco Bay Area and for commuting expenses for travel between his permanent home in Chicago, Illinois and Sunnyvale, California.

Other than following a change of control event, upon Mr. Bishop’s termination other than for cause, as defined below, or upon a constructive termination, Mr. Bishop is entitled to receive a lump sum payment equal to twelve months of his then current base salary and a prorated portion of his target cash bonus for the year of termination, accelerated vesting of 50% of his then unvested stock options and restricted shares, and twelve months of paid COBRA health insurance premiums.

If Mr. Bishop is terminated without cause or he is constructively terminated within one year following a change of control event, Mr. Bishop is entitled to receive a lump sum payment equal to 24 months of his then current base salary and full target cash bonus for the year of termination, accelerated vesting of all of his then unvested stock options and restricted shares, and 24 months of paid COBRA health insurance premiums.

For purposes of Mr. Bishop’s employment agreement, cause means:

•	a failure to perform his duties after notice and an opportunity to cure;

•	misconduct injurious to us;

•	a conviction of, or a guilty or no contest plea to, a felony charge;

•	acts of fraud against us, misappropriation of our property or dishonesty affecting our business or affairs;

•	a breach of any agreement with us, including those regarding confidentiality and proprietary information: or

•	a failure or refusal to carry out the reasonable directives of Cepheid, following notice and an opportunity to cure.

Constructive termination, as defined in Mr. Bishop’s employment agreement, means Mr. Bishop’s voluntary termination of his employment with us due to:

•	a significant reduction in the nature or scope of his authority, title, function or duties;

•	a reduction in his base salary of 10% or more or in his target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of his employment agreement;

•	a forced relocation of his primary workplace; or

•	the failure of any successor of Cepheid to assume his employment agreement;

contingent, in each case, upon Mr. Bishop providing us with notice and an opportunity to cure after he determines that one of the foregoing conditions has occurred. If payments made under this agreement would trigger the accrual of excise tax pursuant to Section 280G of the Internal Revenue Code, Mr. Bishop has the option of accepting a lesser payment that would avoid incurring this additional tax. The company will not pay any “gross up,” or additional amount to Mr. Bishop to offset the impact of the excise tax under 280G.

Andrew D. Miller. We entered into an employment offer letter with Mr. Miller, our Senior Vice President, Chief Financial Officer, in February 2008. Under the terms of the offer letter, Mr. Miller received an annual base salary of $375,000 in 2008 and was guaranteed a 2008 cash bonus of 35% of his base salary, prorated for the portion of 2008 during which he was employed by us. In 2009 and beyond, the offer letter provides that he will be eligible to receive a cash bonus of up to 35% of his base salary. In addition, the offer letter provided Mr. Miller with an option to purchase 200,000 shares of Cepheid’s common stock at an exercise price equal to the closing fair market value of such common stock on his first day of employment with us in April 2008. We also entered into a change of control and severance agreement with Mr. Miller that is described below.

David H. Persing. We entered into an employment offer letter with Dr. Persing, our Executive Vice President and Chief Medical and Technology Officer, in July 2005. Under the offer letter, Dr. Persing received an annual salary of $350,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 350,000 shares of our common stock at an exercise price equal to the market value of our common stock on the date of grant. Pursuant to the offer letter, he would be eligible to receive an annual bonus equal to up to 35% of his base annual salary, which term has been superseded by our executive incentive bonus plan. Dr. Persing also receives a housing and transportation allowance. Dr. Persing received a bonus of $50,000 for signing the employment contract. We also entered into a change of control and severance agreement with Dr. Persing that is described below.

Robert J. Koska. We entered into an employment offer letter with Mr. Koska, our Senior Vice President of Worldwide Commercial Operations, in February 2005. Under the offer letter, Mr. Koska received an annual salary of $225,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 200,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. Pursuant to the offer letter, Mr. Koska would also be entitled to receive an annual bonus of up to 25% of his base salary, which term has been superseded by our executive incentive bonus plan. We also rent an apartment for Mr. Koska near our headquarters and reimburse him for certain transportation expenses. We also entered into a change of control and severance agreement with Mr. Koska that is described below.

Humberto Reyes. We entered into an employment offer letter with Humberto Reyes, our Executive Vice President and Chief Operating Officer, in November 2004. Under the offer letter, Mr. Reyes received an annual salary of $250,000, which has since been increased by our Compensation Committee as described above, and was granted an option to purchase 135,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the first date of employment. We also entered into a change of control and severance agreement with Mr. Reyes that is described below.

Change of Control Retention and Severance Agreements for Andrew Miller, David Persing, Robert Koska and Humberto Reyes. We entered into amended and restated change of control retention and severance agreements with each of Mr. Miller, Dr. Persing, Mr. Koska and Mr. Reyes in October 2008. Under these agreements, if either a termination of employment by us other than for cause, or a termination by the executive following a diminution of responsibilities, occurs within one year of a change of control event, Messrs. Koska and Miller will receive a lump sum payment equal to 15 months’ base salary, and Dr. Persing and Mr. Reyes will receive a lump sum payment equal to 18 months’ base salary. All outstanding shares and stock options held by such person prior to the change of control event will become fully vested and exercisable. The amended and restated agreements entered into by each of Dr. Persing and Messrs. Miller, Koska and Reyes also provide that each will receive a payment equal to 100% of the targeted incentive bonus amount, under our Key Employee Incentive Plan or similar bonus program, for the year in which he was terminated. Our Compensation Committee approved this change to all of our executives’ change of control agreements in February 2008, in order to keep our executives focused on achieving the key financial and strategic objectives to which the bonuses are connected during the pendency of and following a change of control transaction following which they may be terminated, as well as to make certain non-substantive changes to the agreements to conform with new tax regulations. The new form of agreement also provides that a change of control event includes a change in the makeup of our board of directors, such that incumbent directors no longer constitute a majority of the directors. The Compensation Committee approved this change in light of the increasing prevalence of hostile takeover transactions, and the significant management distraction that would result should such a potential transaction occur, following which our executive officers could be terminated.

Cause is defined in the change of control retention and severance agreements to mean:

•	failure to perform any reasonable and lawful duty of such executive’s position or failure to follow the lawful written directions of the Chief Executive Officer;

•	commission of an act that constitutes misconduct and is injurious to the company or any subsidiary;

•	conviction of, or pleading “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

•	committing an act of fraud against, or the misappropriation of property belonging to, the company or any subsidiary;

•	commission of an act of dishonesty in connection with such executive’s responsibilities as an employee and affecting the business or affairs of the company;

•	breach of any confidentiality, proprietary information or other agreement with the company or any subsidiary; or

•	failure or refusal to carry out reasonable directives of Cepheid.

Diminution of responsibilities is defined in the change of control retention and severance agreements to mean:

•	a significant reduction in the nature or scope of authority, title, function or duties in effect immediately prior to the change of control;

•	a reduction in base salary of 10% or more or in target bonus opportunity of 25% or more, in each case subject to certain exceptions;

•	our material breach of such executive’s employment agreement;

•	a forced relocation of such executive’s primary workplace; or

•	the failure of any successor of Cepheid to assume such executive’s employment agreement.

In the event that payments made under these agreements would be considered “parachute payments” and subject to excise taxes under Section 280G of the Internal Revenue Code, each executive officer has the option of accepting a lesser payment that would avoid triggering the accrual of this additional tax. We will not pay any “gross up,” or additional amount, to the executive to offset the impact of the excise tax under 280G.

Summary of Executive Compensation

The table below summarizes the total compensation paid to or earned by each of the named executive officers for the fiscal years ended December 31, 2006, 2007 and 2008.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)

John L. Bishop, Chief Executive Officer and Director	2008	488,462	—	—	927,216	—		43,336	(1)	1,459,014
	2007	450,000	—	—	834,278	225,000	(2)	40,380		1,549,658
	2006	400,000	—	—	727,769	41,600	(3)	43,693		1,213,062

Andrew D. Miller, Senior Vice President, Chief Financial Officer	2008	271,154	—	—	378,380	93,949	(4)	980	(5)	744,463
	2007	—	—	—	—	—		—		—
	2006	—	—	—	—	—		—		—

David H. Persing, Executive Vice President, Chief Medical and Technology Officer and Director	2008	383,850	—	—	605,274	—		38,000	(6)	1,027,124
	2007	365,000	—	—	442,524	126,473	(2)	37,000		970,997
	2006	350,000	122,500	—	383,033	—		36,000		891,533

Robert J. Koska, Senior Vice President, Worldwide Commercial Operations	2008	282,962	—	44,867	649,574	—		52,937	(7)	1,030,340
	2007	260,000	13,000	30,647	530,272	65,000	(2)	55,345		954,264
	2006	225,000	—	—	471,744	42,457	(3)	49,353		788,554

Humberto Reyes, Executive Vice President, Chief Operating Officer	2008	334,735	—	20,565	631,796	—		2,000	(8)	989,096
	2007	300,000	—	20,509	492,249	105,000	(2)	1,000		918,758
	2006	262,442	—	3,428	350,149	—		—		616,019

(1)	Consists of reimbursement of commuting and housing expenses in the amount of $41,336 and a contribution of $2,000 to Mr. Bishop’s 401(k) plan.
(2)	Represents amount payable for 2007 pursuant to the executive incentive bonus program established by the Compensation Committee of the Board of Directors in December 2006 that was paid in 2008.
(3)	Represents amount payable for 2006 incentive compensation objectives established by the Compensation Committee of the Board of Directors on March 21, 2006 that was paid in 2007.
(4)	Represents prorated amount payable for 2008 pursuant to Mr. Miller’s offer letter.
(5)	Consists of a contribution of $980 to Mr. Miller’s 401(k) plan.

(6)	Consists of reimbursement of commuting and housing expenses in the amount of $36,000 and a contribution of $2,000 to Dr. Persing’s 401(k) plan.
(7)	Consists of reimbursement of commuting and housing expenses in the amount of $52,937.
(8)	Consists of a contribution of $2,000 to Mr. Reyes’ 401(k) plan.

2008 Grants of Plan-Based Awards Table

The table below summarizes grants made to each of our named executive officers for the fiscal year ended December 31, 2008.

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying Options (1)	Base Price of Option Awards ($/Share)	Closing Price of Stock on Grant Date ($)	Grant Date Fair Value of Stock and Option Awards ($)(2)
John L. Bishop	4/24/2008	—	125,000	19.85	19.85	1,267,275
Andrew D. Miller	4/14/2008	—	200,000	21.00	21.00	2,118,060
David H. Persing	4/24/2008	—	75,000	19.85	19.85	760,365
Robert J. Koska	4/24/2008	—	60,000	19.85	19.85	608,292
Humberto Reyes	4/24/2008	—	75,000	19.85	19.85	760,365

(1)	Number of shares underlying stock option grant made under Cepheid’s 2006 Equity Incentive Plan.
(2)	The amounts in this column represent the full grant date fair value computed in accordance with FAS 123R of all awards to the named executive officer in 2008.

2008 Outstanding Equity Awards at Fiscal Year-End

The table below summarizes outstanding equity awards held by each of our named executive officers at December 31, 2008.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

John L. Bishop	110,800	—	(1)	3.61	4/12/2012	—	—	—		—
	196,087	—	(1)	3.61	4/12/2012	—	—	—		—
	25,000	25,000	(2)	9.075	4/27/2012	—	—	—		—
	133,333	66,667	(3)	9.18	4/27/2013	—	—	—		—
	62,500	87,500	(4)	11.94	4/25/2014	—	—	—		—
	200,000	—	(1)	7.35	4/29/2014	—	—	—		—
	—	125,000	(5)	19.85	4/24/2015	—	—	—		—

Andrew D. Miller	—	200,000	(7)	21.00	4/14/2015	—	—	—		—

David H. Persing	25,000	25,000	(2)	7.38	8/29/2012	—	—	—		—
	25,000	35,000	(4)	11.94	4/25/2014	—	—	—		—
	5,000	—	(1)	7.35	4/29/2014	—	—	—		—
	—	75,000	(5)	19.85	4/24/2015	—	—	—		—
	241,750	50,000	(6)	7.38	8/29/2015	—	—	—		—

Robert J. Koska	22,500	22,500	(2)	9.075	4/27/2012	—	—	—		—
	10,833	15,167	(4)	11.94	4/25/2014	—	—	—		—
	140,299	8,334	(1)	10.74	2/21/2015	—	—	—		—
	—	60,000	(5)	19.85	4/24/2015	—	—	—		—
	40,000	20,000	(6)	9.11	4/26/2016	—	—	—		—
	—	—		—	—	—	—	11,250	(10)	116,775

Humberto Reyes	22,500	22,500	(2)	9.075	4/27/2012	—	—	—		—
	21,666	18,334	(9)	8.21	10/31/2013	—	—	—		—
	20,833	29,167	(4)	11.94	4/25/2014	—	—	—		—
	110,000	—	(1)	9.21	11/30/2014	—	—	—		—
	—	75,000	(5)	19.85	4/24/2015	—	—	—		—
	53,333	26,667	(6)	9.11	4/26/2016	—	—	—		—
	—	—		—	—	—	—	5,000	(11)	51,900

(1)	Fully vested option.
(2)	Option vests monthly as to 1/48th of the shares of common stock underlying it beginning on December 1, 2006 and continuing until fully vested on December 1, 2010.
(3)	Option vested as to 1/4th of the shares of common stock underlying it on April 27, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 27, 2011.

(4)	Option vests as to 1/4th of the shares of common stock underlying it on April 25, 2008 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 25, 2011.
(5)	Option vests as to 1/4th of the shares of common stock underlying it on April 24, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 24, 2012.
(6)	Option vested as to 1/4th of the shares of common stock underlying it on April 26, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 26, 2011.
(7)	Option vests as to 1/4th of the shares of common stock underlying it on April 14, 2009 and as to 1/48th of the underlying shares monthly thereafter until fully vested on April 14, 2012.
(8)	Option vested as to 1/4th of the shares of common stock underlying it on August 29, 2006 and as to 1/48th of the underlying shares monthly thereafter until fully vested on August 29, 2009.
(9)	Option vested as to 1/4th of the shares of common stock underlying it on October 31, 2007 and as to 1/48th of the underlying shares monthly thereafter until fully vested on October 31, 2010.
(10)	Restricted award vests annually as to 1/4th of the shares of common stock underlying it on each annual anniversary date beginning April 25, 2008.
(11)	Restricted award vests annually as to 1/4th of the shares of common stock underlying it on each annual anniversary date beginning October 31, 2007.

2008 Option Exercises and Stock Awards

The table below summarizes the stock option exercises and stock awards vested for each of our named executive officers for the fiscal year ended December 31, 2008.

	Option Awards		Stock Awards
Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)	Number of shares acquired on vesting (#)	Value realized on vesting ($)
John L. Bishop	443,113	$11,613,675	—	—
Andrew D. Miller	—	—	—	—
David H. Persing	8,250	148,876	—	—
Robert J. Koska	51,367	989,720	3,750	$74,438
Humberto Reyes	25,000	523,041	2,500	29,675

Potential Payments upon Termination or Change-in-Control

The following table summarizes the potential payments and benefits payable to each of our named executive officers upon termination of employment or a change in our control under each situation listed below, assuming, in each situation, that our named executive officers were terminated on December 31, 2008. For descriptions of the agreements pursuant to which these payments may be made, please see the section above entitled “Material Terms of Employment Agreements.”

Executive benefits and payments upon termination:	Voluntary termination or termination for cause	Not within 1 year of a change of control		Within 1 year of a change of control		Death	Disability
		Termination other than for cause	Constructive termination	Termination other than for cause	Constructive termination

John L. Bishop:
Base salary	$—	500,000	500,000	1,000,000	1,000,000	—	—
Bonus	—	(2)	(2)	250,000	250,000	—	—
Medical continuation	—	(3)	(3)	(4)	(4)	—	—
Value of accelerated stock options(1)	—	56,313	56,313	112,625	112,625	—	—

Andrew D. Miller:
Base salary	—	375,000	375,000	468,750	468,750	—	—
Bonus	—	131,250	131,250	131,250	131,250	—	—
Medical continuation	—	(3)	(3)	—	—	—	—
Value of accelerated stock options(1)	—	—	—	—	—	—	—

David H. Persing:
Base salary	—	—	—	580,500	580,500	—	—
Bonus	—	—	—	135,450	135,450	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	225,000	225,000	—	—

Robert J. Koska:
Base salary	—	—	—	435,000	435,000	—	—
Bonus	—	—	—	101,500	101,500	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	171,538	171,538	—	—

Humberto Reyes:
Base salary	—	—	—	433,750	433,750	—	—
Bonus	—	—	—	121,450	121,450	—	—
Medical continuation	—	—	—	—	—	—	—
Value of accelerated stock options(1)	—	—	—	154,914	154,914	—	—

(1)	Calculated based on the closing price of Cepheid’s common stock of $10.38 on December 31, 2008, the last business day of our most recently completed fiscal year, times the number of shares subject to the option, less the aggregate exercise price of the option.
(2)	Mr. Bishop would receive a pro-rated portion of his target (50%) cash bonus for the year of termination.

(3)	Mr. Bishop and Mr. Miller would be entitled to receive 12 months of COBRA health insurance premiums.
(4)	Mr. Bishop would be entitled to receive 24 months of COBRA health insurance premiums.

DIRECTOR COMPENSATION

2008 Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2008.

Name (1)	Fees Earned or Paid in Cash ($)	Option Awards ($) (2)(3)	Total ($)
Thomas D. Brown	32,000	172,308	204,308

Robert J. Easton	36,000	111,091	147,091

Thomas L. Gutshall	50,000	111,184	161,184

Cristina H. Kepner	47,000	111,091	158,091

Dean O. Morton	49,000	111,091	160,091

Mitchell D. Mroz	41,000	111,091	152,091

Hollings C. Renton	35,000	111,091	146,091

(1)	John L. Bishop, the Company’s Chief Executive Officer and Director, and David H. Persing, the Company’s Executive Vice President, Chief Medical and Technology Officer and Director, are not included in this table as they are employees of the Company and thus receive no compensation for their services as directors. The compensation received by Mr. Bishop and Dr. Persing as employees of the Company is shown in the Summary Compensation Table on page 29.
(2)	The amounts in this column represent the compensation cost of these awards, without reflecting forfeitures, over the requisite service period, as described in FAS 123R. For a discussion of the assumptions used in determining the fair value of stock and option awards in the above table, see footnote 10, “Shareholders’ Equity — Stock-Based Compensation”, of the Notes to Consolidated Financial Statements appearing in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2009. As of December 31, 2008, each director held outstanding options to purchase the following number of shares: Thomas D. Brown: 50,000; Robert J. Easton: 75,000; Thomas L. Gutshall: 264,525; Cristina H. Kepner: 118,000; Dean O. Morton: 70,000; Mitchell D. Mroz: 60,000; and Hollings C. Renton 53,000.
(3)	The full grant date fair value of options granted to each director in 2008 computed in accordance with FAS 123R was $126,728.

Cepheid uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. In setting director compensation, Cepheid considers the significant amount of time that directors expend in fulfilling their duties to Cepheid, the skill level required by Cepheid of members of the Board and also director compensation paid to directors at companies that have generally comparable revenues and market capitalization to us, in our industry and adjacent industries.

Cash Compensation Paid to Board Members

At a meeting on February 19, 2008, our Board approved increases in cash compensation paid to our directors, in order to ensure that our Board compensation remains competitive with that of our peer companies and to enable us to continue to attract and retain experienced individuals to serve as our directors. We now pay our non-employee directors an annual retainer of $20,000, compared with $15,000 in 2007. Our non-employee Chairman of the Board receives an additional $20,000 retainer, reflecting an increased time commitment and involvement by the non-employee Chairman in managing Board activities, acting as a liaison between our Board and management, and participating, ex officio, in the activities of each of our Board committees. The non-employee Chairs of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $10,000, $7,000 and $5,000 in compensation, respectively. Our non-employee directors each receive $2,000 per Board meeting attended in person, $1,000 per board meeting attended by telephone or other remote means of communication, $1,000 for in-person attendance at each committee meeting, and $500 for each committee meeting attended by telephone or by other remote means. We also reimburse our non-employee directors for expenses incurred in connection with attending board and committee meetings. Directors who are employees of Cepheid receive no compensation for their service as directors.

Equity Compensation Paid to Board Members

Non-employee directors receive automatic stock option grants under our 2006 Equity Incentive Plan according to a non-discretionary formula. When a non-employee director joins the Board of Directors, he or she will receive an initial grant of an option to purchase 25,000 shares of common stock on that date. Initial non-employee director grants will vest over three years at the rate of 8,333 shares on each one-year anniversary of the grant date, so long as the director remains continuously in office. On the date of the first Board of Directors meeting following each annual meeting of our shareholders, each non-employee director then having been in office for more than six months will receive an option to purchase an additional 12,500 shares. Each annual grant will vest as to all 12,500 shares on the one-year anniversary of the grant date, so long as the director remains continuously in office. Non-employee directors will also be eligible to receive other types of awards under our 2006 Equity Incentive Plan, but such awards are discretionary and not automatic. All options granted to non-employee directors under the 2006 Equity Incentive Plan will have an exercise price equal to the current fair market value of our common stock on the date of the grant, and will be nonqualified stock options. In the event of a dissolution, liquidation, merger or asset sale, all of the shares subject to these automatically granted options will accelerate and become exercisable in full.

On April 24, 2008, each non-employee director received an automatic stock option grant of 12,500 shares under our 2006 Equity Incentive Plan pursuant to the non-discretionary formula described above for continuing non-employee directors.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Cepheid has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Dean O. Morton, Chair

Robert J. Easton

Hollings C. Renton

Certain Relationships and Related Transactions

Other than the compensation arrangements that are described above in “Material Terms of Employment Agreements” and “Potential Payments Upon Termination or Change-in-Control,” since January 1, 2009, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Related Person Transaction Policy

It is our practice to review all transactions with related parties (referred to herein as “related party transactions”) as they arise. Related parties are identified by our finance, accounts payable and legal departments, who, among other things, review questionnaires submitted to the Company’s directors and officers on an annual basis and monitor Schedule 13Ds and 13Gs filed with the SEC. Pursuant to its written charter, the Audit Committee reviews the fairness of any proposed material transactions with related parties, with the exception of transactions that are reviewed by the Compensation Committee, and makes recommendations thereon to our Board of Directors. Any other related party transaction is reviewed by either our general counsel, outside legal counsel, or Chief Financial Officer, who examine, among other things, the approximate dollar value of the transaction and the material facts surrounding the related party’s interest in, or relationship to, the related party transaction.

Audit Committee Report

This report of the audit committee is required by the Securities and Exchange Commission, and is not “soliciting material,” is not to be deemed “filed” with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Cepheid under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any filing.

Under the guidance of the amended charter adopted by the Board of Directors in September 2002, the purpose of the audit committee is to:

•	monitor the integrity of Cepheid’s financial statements;

•

monitor the periodic reviews of Cepheid’s accounting and financial reporting process and systems of internal control that are conducted by Cepheid’s independent registered public accounting firm and Cepheid’s financial and senior management;

•

review and evaluate the independence and performance of Cepheid’s independent registered public accounting firm, approve all audit and non-audit services to be performed by the independent registered public accounting firm and appoint, oversee and compensate Cepheid’s independent registered public accounting firm; and

•	hire the independent registered public accounting firm, evaluate the independent registered public accounting firm and, where appropriate, replace the independent registered public accounting firm.

Each of the members of the audit committee meets the independence and financial experience requirements of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. Cristina H. Kepner, Dean O. Morton and Mitchell D. Mroz are “audit committee financial experts” as such term is defined in applicable rules of the Securities and Exchange Commission. The audit committee charter is posted in the “Investors” section of our website at www.cepheid.com, under the heading “Corporate Governance.”

Management has the primary responsibility for the system of internal controls and the financial reporting process, and for the preparation of financial statements in accordance with generally accepted accounting principles. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements based on an audit conducted in accordance with generally accepted auditing standards. The audit committee has the responsibility to monitor and oversee these processes.

In this context and in connection with the audited financial statements contained in Cepheid’s Annual Report on Form 10-K, the audit committee:

•	reviewed and discussed the audited financial statements with Cepheid’s management;

•

discussed with Ernst & Young LLP, Cepheid’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;

•

reviewed the written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board regarding Ernst & Young LLP’s communications with the audit committee concerning independence, and has discussed with the Ernst & Young LLP its independence;

•

based on the foregoing reviews and discussions, recommended to the Board of Directors that the audited financial statements be included in Cepheid’s 2008 Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission; and

•	instructed the independent registered public accounting firm that the audit committee expects to be advised if there are any subjects that require special attention.

In addition, the audit committee selected Ernst & Young LLP as Cepheid’s independent registered public accounting firm for our fiscal year ending December 31, 2009.

AUDIT COMMITTEE
Cristina H. Kepner
Dean O. Morton
Mitchell D. Mroz

Principal Accountant Fees and Services

During the fiscal years ended December 31, 2007 and 2008, the aggregate fees billed by Cepheid’s independent registered public accounting firm, Ernst & Young LLP, for professional services were as follows:

	2008	2007
Audit Fees	$933,100	$1,023,000
Audit-Related Fees	55,600	122,000
Tax Fees	40,700	85,500

Total	$1,029,400	$1,230,500

“Audit Fees” consist of fees billed for professional services rendered for the audit of Cepheid’s annual financial statements and review of the quarterly financial statements and services, such as comfort letters, consents and comment letters, that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements. “Audit-Related Fees” consist of assurance and related services related to the performance of the audit not disclosed under “Audit Fees.” “Tax Fees” consist of services rendered in connection with tax compliance, tax advice, and tax planning. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by Ernst & Young LLP. Ernst & Young LLP and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Shareholder Proposals

The deadline for submitting a shareholder proposal for inclusion in Cepheid’s proxy statement and form of proxy for our 2010 annual meeting of shareholders pursuant to Rule 14a-8 of the Securities and Exchange Commission and our bylaws is November 20, 2009. Submissions must be received by Cepheid at our principal executive offices. Shareholders wishing to submit proposals or director nominations that are not to be included in our proxy statement and form of proxy must do so in accordance with our bylaws and no later than December 30, 2009. Any submissions not received in the manner described above will not be considered.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires Cepheid’s directors and officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. These persons are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms that they file. A transaction subject to Section 16(a) made by Peter Dailey was effected on January 23, 2008 and reported on Form 4 on February 26, 2008. A transaction subject to Section 16(a) made by Andrew Miller was effected on April 14, 2008 and reported on Form 4 on April 23, 2008. A transaction subject to Section 16(a) made by Laurie King was effected on April 24, 2008 and reported on Form 4 on May 1, 2008. A transaction subject to Section 16(a) made by Mitchell Mroz was effected on May 16, 2008 and reported on Form 4 on May 21, 2008. Each of the foregoing Form 4 filings were made later than the deadline required by the Securities and Exchange Commission. Except in the case of the foregoing, and based solely on a review of the copies of the forms furnished to us and written representations from our executive officers and directors, we believe that all Section 16(a) filing requirements were timely met during our most recent fiscal year.

Shareholder Communications

Any shareholder wishing to communicate with our Board of Directors regarding Cepheid may write to the Board, c/o Joseph H. Smith, Secretary, Cepheid, 904 Caribbean Drive, Sunnyvale, California 94089. The Secretary of directors will forward these communications directly to the director(s). The independent directors of the Board of Directors review and approve the shareholder communication process periodically to ensure effective communications with shareholders.

Director Attendance at the Annual Meeting

Cepheid’s policy is to encourage members of its Board of Directors to attend the annual meeting of shareholders and generally schedules a meeting of the Board of Directors on the date of the annual meeting to make it more convenient for them to do so. In 2008, all of the directors then in office attended Cepheid’s annual meeting of shareholders.

Other Business

The Board does not presently intend to bring any other business before the meeting, and, so far as is known to the Board, no matters are to be brought before the meeting except as specified in the notice of the annual meeting of shareholders. As to any business that may properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting the proxies.

ATTACHMENT A

CEPHEID

2000 EMPLOYEE STOCK PURCHASE PLAN

As Adopted May 10, 2000

As Amended and Restated March 18, 2003 and amended April 29, 2009

1. Establishment of Plan. Cepheid (the “Company”) proposes to grant options for purchase of shares of the Company’s common stock, no par value per share (the “Common Stock”), to eligible employees of the Company and its Participating Subsidiaries (as hereinafter defined) pursuant to this Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent Corporation” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Subsidiaries” are Parent Corporations or Subsidiaries that the Board of Directors of the Company (the “Board”) designates from time to time as corporations that shall participate in this Plan. The Company intends this Plan to qualify as an “employee stock purchase plan” under Section 423 of the Code (including any amendments to or replacements of such Section), and this Plan shall be so construed. Any term not expressly defined in this Plan but defined for purposes of Section 423 of the Code shall have the same definition herein. A total of 1,549,987 shares of the Company’s Common Stock is reserved for issuance under this Plan as of April 29, 2009. In addition, on the first business day of each calendar year starting January 1, 2004, the aggregate number of shares of the Company’s Common Stock reserved for issuance under this Plan shall be increased by a number equal to the lesser of (i) 200,000 shares, (ii) 0.75% of the outstanding shares of capital stock on such date, or (iii) an amount determined by the Board or Committee. Such number shall be subject to adjustments effected in accordance with Section 14 of this Plan.

2. Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Subsidiaries with a convenient means of acquiring an equity interest in the Company through payroll deductions, to enhance such employees’ sense of participation in the affairs of the Company and Participating Subsidiaries, and to provide an incentive for continued employment.

3. Administration. This Plan shall be administered by the Compensation Committee of the Board or, if no such Compensation Committee exists, by the Board (the “Committee”). Subject to the provisions of this Plan and the limitations of Section 423 of the Code or any successor provision in the Code, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4. Eligibility. Any employee of the Company or the Participating Subsidiaries is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a) employees who are not employed by the Company or a Participating Subsidiary prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b) employees who are customarily employed for twenty (20) hours or less per week;

(c) employees who are customarily employed for five (5) months or less in a calendar year;

(d) employees who, together with any other person whose stock would be attributed to such employee pursuant to Section 424(d) of the Code, own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries or who, as a result of being granted an option under this Plan with respect to such Offering Period, would own stock or hold options to purchase stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or any of its Participating Subsidiaries; and

(e) individuals who provide services to the Company or any of its Participating Subsidiaries as independent contractors who are reclassified as common law employees for any reason except for federal income and employment tax purposes.

5. Offering Dates. The offering periods of this Plan that commenced prior to the date of the adoption of the amendment and restatement of this Plan on March 18, 2003 (a “Commenced Offering Period”) shall be of twenty-four (24) months duration commencing on July 1, or the soonest business day thereafter. Any such Commenced Offering Period shall be subject to the terms of the Commenced Offering Period and the terms of the Plan as in effect immediately prior to the time of the adoption of the amendment and restatement of the Plan. Following the adoption of the amendment and restatement of the Plan on March 18, 2003, the offering periods (each, an “Offering Period”) shall be of twenty-four (24) months duration commencing on February 1 and August 1 of each year and ending on January 31 and July 31 of each year; provided that the first Offering Period after amendment and restatement of this Plan shall commence on the first day of the month following such amendment and restatement and shall be of less than twenty-four (24) months duration. Each Offering Period shall consist of four (4) six month purchase periods (individually, a “Purchase Period”) during which payroll deductions of the participants are accumulated under this Plan; provided that the first Purchase Period of the first Offering Period after amendment and restatement of this Plan shall commence on the first day of the month following such amendment and restatement and shall be of less than six (6) months duration. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Purchase Period is referred to as the “Purchase Date”. The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of the Offering Periods or Purchase Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

6. Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee; provided, however, that all employees enrolled in the Commenced Offering Period may not enroll in an Offering Period until the termination of such Commenced Offering Period or their withdrawal from such Commenced Offering Period pursuant to Section 11 below. Notwithstanding the foregoing, the Committee may set a later time for filing the subscription agreement authorizing payroll deductions for all eligible employees with respect to a given Offering Period. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, or if an employee is participating in the Commenced Offering Period, such employee will automatically participate in the Offering Period commencing immediately following the last day of either the prior Offering Period or the Commenced Offering Period, as applicable, unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7. Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of the Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such employee’s payroll deduction account during such Purchase Period and the denominator of which is the lower of (i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date, or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date, provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8. Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a) The fair market value on the Offering Date; or

(b) The fair market value on the Purchase Date.

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, its closing price on the Nasdaq Global Select Market on the date of determination as reported in The Wall Street Journal;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; or

(c) if such Common Stock is publicly traded but is not quoted on the Nasdaq Global Select Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal.

9. Payment Of Purchase Price; Changes In Payroll Deductions; Issuance Of Shares.

(a) The purchase price of the shares will be accumulated by regular payroll deductions made during each Offering Period. The deductions are made as a percentage of the participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than fifteen percent (15%) or such lower limit set by the Committee. Compensation shall mean all W-2 cash compensation, including, but not limited to, base salary, wages, commissions, overtime, shift premiums, plus draws against commissions, provided, however, that for purposes of determining a participant’s compensation, any election by such participant to reduce his or her regular cash remuneration under Sections 125 or 401(k) of the Code shall be treated as if the participant did not make such election. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(b) A participant may increase or decrease the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period, unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(c) A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be effective beginning with the next payroll period after the Company’s receipt of the request and no further payroll deductions will be made for the duration of the Offering Period. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be used to purchase shares of Common Stock of the Company in accordance with Section (e) below. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(d) All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company. No interest accrues on the payroll deductions. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

(e) On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not submitted a signed and completed withdrawal form before that date which notifies the Company that the participant wishes to withdraw from that Offering Period under this Plan and have all payroll deductions accumulated in the account maintained on behalf of the participant as of that date returned to the participant, the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however, that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of Common Stock of the Company shall be carried forward, without interest, into the next Purchase Period or Offering Period, as the case may be. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest. No Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(f) As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(g) During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10. Limitations on Shares to be Purchased.

(a) No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with his or her rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which the employee participates in this Plan. The Company shall automatically suspend the payroll deductions of any participant as necessary to enforce such limit provided that when the Company automatically resumes such payroll deductions, the Company must apply the rate in effect immediately prior to such suspension.

(b) No more than two hundred percent (200%) of the number of shares determined by using eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date as the denominator may be purchased by a participant on any single Purchase Date.

(c) No participant shall be entitled to purchase more than the Maximum Share Amount (as defined below) on any single Purchase Date. Prior to the commencement of any Offering Period or prior to such time period as specified by the Committee, the Committee may, in its sole discretion, set a maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”). Until otherwise determined by the Committee, there shall be no Maximum Share Amount. In no event shall the Maximum Share Amount exceed the amounts permitted under Sections 10(a) and 10(b) above. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(d) If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan exceeds the number of shares then available for issuance under this Plan, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(e) Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Purchase Period, without interest.

11. Withdrawal.

(a) Each participant may withdraw from the Commenced Offering Period or an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of the Commenced Offering Period or an Offering Period, as applicable, or such other time period as specified by the Committee.

(b) Upon withdrawal from this Plan, the accumulated payroll deductions shall be returned to the withdrawn participant, without interest, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new authorization for payroll deductions in the same manner as set forth in Section 6 above for initial participation in this Plan.

(c) If the Fair Market Value on the first day of the current Offering Period or the Commenced Offering Period in which a participant is enrolled is higher than the Fair Market Value on the first day of any subsequent Offering Period, the Company will automatically enroll such participant in the subsequent Offering Period. Any funds accumulated in a participant’s account prior to the first day of such subsequent Offering Period will be applied to the purchase of shares on the Purchase Date immediately prior to the first day of such subsequent Offering Period, if any.

12. Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Subsidiary, immediately terminates his or her participation in this Plan. In such event, the payroll deductions credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Subsidiary in the case of sick leave, military leave, or any other leave of absence approved by the Board; provided that such leave is for a period of not more than ninety (90) days or reemployment upon the expiration of such leave is guaranteed by contract or statute.

13. Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company shall deliver to the participant all payroll deductions credited to such participant’s account. No interest shall accrue on the payroll deductions of a participant in this Plan.

14. Capital Changes. Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

In the event of the proposed dissolution or liquidation of the Company, the Commenced Offering Period and any other Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination. In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will continue with regard to the Commenced Offering Period or Offering Periods that commenced prior to the closing of the proposed transaction and shares will be purchased based on the Fair Market Value of the surviving corporation’s stock on each Purchase Date, unless otherwise provided by the Committee.

The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15. Nonassignability. Neither payroll deductions credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 22 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16. Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Purchase Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Purchase Period or Offering Period, as the case may be.

17. Notice of Disposition. Each participant shall notify the Company in writing if the participant disposes of any of the shares purchased in the Commenced Offering Period or any Offering Period pursuant to this Plan if such disposition occurs within two (2) years from the Offering Date or within one (1) year from the Purchase Date on which such shares were purchased (the “Notice Period”). The Company may, at any time during the Notice Period, place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of the participant to provide such notice shall continue notwithstanding the placement of any such legend on the certificates.

18. No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Subsidiary, or restrict the right of the Company or any Participating Subsidiary to terminate such employee’s employment.

19. Equal Rights And Privileges. All eligible employees shall have equal rights and privileges with respect to this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 or any successor provision of the Code and the related regulations. Any provision of this Plan which is inconsistent with Section 423 or any successor provision of the Code shall, without further act or amendment by the Company, the Committee or the Board, be reformed to comply with the requirements of Section 423. This Section 19 shall take precedence over all other provisions in this Plan.

20. Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

21. Term; Stockholder Approval. The Plan was originally adopted by the Board on April 3, 2000 and approved by the Company’s shareholders on May 10, 2000. The amendment and restatement of the Plan was adopted by the Board on March 18, 2003, and became effective on that date. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) ten (10) years from the adoption of this amended and restated Plan by the Board.

22. Designation of Beneficiary.

(a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Purchase Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

23. Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24. Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of California.

25. Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 21 above within twelve (12) months of the adoption of such amendment (or earlier if required by Section 21) if such amendment would:

(a) increase the number of shares that may be issued under this Plan; or

(b) change the designation of the employees (or class of employees) eligible for participation in this Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan as the Board determines to be advisable, if the continuation of the Plan, the Commenced Offering Period or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.

PROXY

CEPHEID

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

March 20, 2009

The undersigned shareholder of Cepheid hereby appoints Andrew D. Miller and Joseph H. Smith and each of them with full power of substitution to each, the true and lawful attorneys, agents and proxyholders of the undersigned, and hereby authorizes them to represent and vote, as specified herein, all of the shares of common stock of Cepheid held of record by the undersigned on March 4, 2009, at the annual meeting of shareholders of Cepheid to be held on April 29, 2009 (the “Annual Meeting”) at 1:00 p.m. at Cepheid’s principal executive offices, 904 Caribbean Drive, Sunnyvale, California 94089 and any adjournments or postponements thereof.

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

☒ Please mark votes as in this example

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED. IN THE ABSENCE OF DIRECTION, THE SHARES WILL BE VOTED FOR THE PROPOSALS.

THE UNDERSIGNED ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING OF SHAREHOLDERS RELATING TO THE ANNUAL MEETING.

1.      To elect three Class I directors of Cepheid to serve on the Board of Directors for a three-year term. The Board of Directors intends to present the following nominees for election as directors:

John L. Bishop

Thomas D. Brown

Dean O. Morton

Vote FOR all the nominees (except as directed to the contrary) ☐ Vote WITHHELD from all nominees ☐

INSTRUCTIONS: To withhold vote for any individual nominee, write the nominee’s name in the space provided below:

2. To amend Cepheid’s 2000 Employee Stock Purchase Plan to increase the number of shares available thereunder.	For ☐	Against ☐	Abstain ☐

3. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of Cepheid for the fiscal year ending December 31, 2009.	For ☐	Against ☐	Abstain ☐

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT ☐

Please sign exactly as name appears hereon. Joint owners should each sign. Trustees and others acting in a representative capacity should indicate the capacity in which they sign and give their full title. If a corporation, please have an authorized officer sign and indicate the full corporate name. If a partnership, please sign in partnership name by an authorized person.

MARK HERE IF YOU PLAN ON ATTENDING THE SHAREHOLDER MEETING ☐	Please mark, sign and date this proxy and return it promptly whether you plan to attend the meeting or not. If you do attend, you may vote in person if you desire.

Signature: Date:	Signature: Date:

Print Name:	Print Name: